                                                                    EXHIBIT 10.6






                             SHAREHOLDERS AGREEMENT


                                    BETWEEN

                            AMAX GOLD REFUGIO, INC.

                                      AND

                            BEMA GOLD (BERMUDA) LTD.

                                   CONCERNING

                            COMPANIA MINERA MARICUNGA

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE 1  DEFINITIONS OF TERMS .............................................  2
     Section 1.1  Definitions ...............................................  2

ARTICLE 2  PURPOSES OF AGREEMENT ............................................  9
     Section 2.1  General Statement of Intent ...............................  9
     Section 2.2  Controlling Terms .........................................  9
     Section 2.3  Action by Directors and Technical Management Committee
                  Members Consistent with Agreement .........................  9
     Section 2.4  Financing ................................................. 10
     Section 2.5  Unilateral Right to Proceed With Project Construction and
                  Subsequent Operations ..................................... 11
     Section 2.6  Investment Contract ....................................... 14

ARTICLE 3  RELATIONSHIP OF THE SHAREHOLDERS ................................. 14
     Section 3.1   Purposes of the Company .................................. 14
     Section 3.2   No Agency ................................................ 15
     Section 3.3   Other Business Opportunities ............................. 15
     Section 3.4   Transactions With Affiliates ............................. 16
     Section 3.5   Implied Covenants ........................................ 16
     Section 3.6   Liability Several ........................................ 16
     Section 3.7   No Fiduciary Duties ...................................... 16
     Section 3.8   Standard of Care for the Chairman of the Technical
                   Management Committee ..................................... 16

ARTICLE 4  OWNERSHIP INTERESTS .............................................. 17
     Section 4.1  Ownership Interests of Shareholders ....................... 17
     Section 4.2  Ownership of Shares to Correspond to Ownership Interests .. 17
     Section 4.3  Changes in Ownership Interests ............................ 17
     Section 4.4  Changes in Ownership of Shares ............................ 18
     Section 4.5  Voluntary Reduction in Ownership .......................... 18
     Section 4.6  Elimination of Minority Interest .......................... 19
     Section 4.7  Transfers of Ownership Interests and Powers of Attorney ... 19
     Section 4.8  Limited Continuing Liabilities Upon Adjustment of Ownership
                  Interests ................................................. 20
     Section 4.9  Subordination of Ownership Interests ...................... 20

ARTICLE 5  BOARD OF DIRECTORS ............................................... 21
     Section 5.1  Organization and Composition .............................. 21
     Section 5.2  Votes on Board ............................................ 21
     Section 5.3  Board and Technical Management Committee Voting Power to
                  Correspond to Ownership Interests ......................... 21

                                                                            Page
                                                                            ----

ARTICLE 6  APPROVAL BY BOARD ................................................ 22
     Section 6.1  Vote Necessary For Approval ............................... 22
     Section 6.2  Appointment of Chairman of the Board ...................... 22
     Section 6.3  Actions Requiring Affirmative Majority Approval of the
                  Board ..................................................... 22
     Section 6.4  Material Change to the Preliminary Construction
                  Budget .................................................... 24
     Section 6.5  Matters Requiring Unanimous Approval of the Board ......... 24
     Section 6.6  Failure to Obtain Unanimous Consent or Affirmative
                  Majority Approval ......................................... 25

ARTICLE 7  TECHNICAL MANAGEMENT COMMITTEE ................................... 25
     Section 7.1  Appointment of Committee and Chairman ..................... 25
     Section 7.2  Committee Decisions ....................................... 26
     Section 7.3  Meetings of Technical Management Committee ................ 26
     Section 7.4  Resignation of Members .................................... 27
     Section 7.5  Removal of Members ........................................ 27
     Section 7.6  Submission of Additional Information to Chairman .......... 27
     Section 7.7  Approval of Construction Change Orders .................... 27

ARTICLE 8  GENERAL MANAGER .................................................. 28
     Section 8.1  Appointment of the General Manager ........................ 28
     Section 8.2  Delegation of Authority to the General Manager ............ 29
     Section 8.3  Removal of the General Manager ............................ 29
     Section 8.4  Reports by General Manager ................................ 29

ARTICLE 9  PROGRAMS AND BUDGETS ............................................. 29
     Section 9.1  Operations To Be Conducted Pursuant to Programs and
                  Budgets ................................................... 29
     Section 9.2  Initial Program and Budget ................................ 29
     Section 9.3  Project Feasibility Study ................................. 29
     Section 9.4  Engineering Phase Program and Budget ...................... 30
     Section 9.5  Construction Phase Program and Budget ..................... 31
     Section 9.6  Preparation of Programs and Budgets After
                  Completion of Construction ................................ 31
     Section 9.7  Adoption of Programs and Budgets After
                  Completion of Construction ................................ 32
     Section 9.8  Failure of Board to Adopt Programs and Budgets
                  after Completion of Construction .......................... 32
     Section 9.9  Election to Participate in Programs and Budgets ........... 32
     Section 9.10 Budget Overruns and Program Changes ....................... 33
     Section 9.11 Emergency and Unexpected Expenditures ..................... 33
     Section 9.12 Amendment of Programs and Budgets ......................... 33

ARTICLE 10  INITIAL AND SUBSEQUENT CONTRIBUTIONS ............................ 33
     Section 10.1 Initial Contributions of the Shareholders ................. 33

                                                                            Page
                                                                            ----

     Section 10.2 Use of Initial Contributions .............................. 35
     Section 10.3 Default in Making Contributions ........................... 35
     Section 10.4 Default in Contribution to Construction Phase Program
                  and Budget ................................................ 37
     Section 10.5 Reimbursement of IVA Distribution ......................... 37
     Section 10.6 Remedies Cumulative ....................................... 37

ARTICLE 11  LOANS ........................................................... 37
     Section 11.1 Initial Program Loan ...................................... 37
     Section 11.2 Construction Credit Facility Loan ......................... 38
     Section 11.3 Construction Overrun Loan ................................. 38
     Section 11.4 Project Construction Loan ................................. 39
     Section 11.5 Terms of Loans ............................................ 40
     Section 11.6 Special Provisions Concerning Control of Board ............ 41
     Section 11.7 Use of Qualified Financial Institution .................... 41

ARTICLE 12  ACCOUNTS, SETTLEMENTS AND DIVIDENDS ............................. 41
     Section 12.1 Monthly Statements ........................................ 41
     Section 12.2 Requests for Additional Operating Equity .................. 42
     Section 12.3 Failure to Contribute Additional Operating
                  Equity .................................................... 42
     Section 12.4 Cash Available for Distributions .......................... 42
     Section 12.5 Payments and Distributions ................................ 43
     Section 12.6 Audits .................................................... 44

ARTICLE 13  SALE OF PRODUCTS ................................................ 45
     Section 13.1 Sales of Refined Precious Metals .......................... 45
     Section 13.2 Trading Activities ........................................ 45
     Section 13.3 Purchase of Dore .......................................... 46

ARTICLE 14  INSOLVENCY OF A SHAREHOLDER ..................................... 46
     Section 14.1 Deemed Offer to Sell Interests ............................ 46
     Section 14.2 Non-Compete Covenants ..................................... 47

ARTICLE 15  LAND USE ........................................................ 47
     Section 15.1 Buffer Zone Property ...................................... 47
     Section 15.2 Outside Property .......................................... 48
     Section 15.3 Water Rights .............................................. 49
     Section 15.4 Conflicts in Use of Lands ................................. 49
     Section 15.5 Preemptive Right With Respect to Sales of
                  Property .................................................. 50
     Section 15.6 Surrender or Abandonment of Property ...................... 50

ARTICLE 16  TRANSFER OF INTEREST ............................................ 51
     Section 16.1 General ................................................... 51

                                                                            Page
                                                                            ----

   Section 16.2  Limitations on Free Transferability ........................ 51
   Section 16.3  Preemptive Right ........................................... 52
   Section 16.4  Exceptions to Preemptive Right ............................. 53
   Section 16.5  Meanings of Qualified Transferee and Control ............... 54

ARTICLE 17  DISPUTES ........................................................ 54
   Section 17.1  Resolution of Disputes ..................................... 54
   Section 17.2  Matters Subject to Arbitration in the United
                 States ..................................................... 55
   Section 17.3  Matters Subject to Arbitration in Chile .................... 56
   Section 17.4  Matters Not Subject to Arbitration ......................... 56
   Section 17.5  Special Procedures for Arbitration in the United
                 States ..................................................... 57
   Section 17.6  Special Provisions For Arbitration in Chile ................ 59
   Section 17.7  Disputes Subject to Litigation ............................. 60

ARTICLE 18  CONFIDENTIALITY ................................................. 61
   Section 18.1  General .................................................... 61
   Section 18.2  Exceptions ................................................. 61
   Section 18.3  Duration of Confidentiality ................................ 62

ARTICLE 19  GENERAL PROVISIONS .............................................. 62
   Section 19.1  Notices .................................................... 62
   Section 19.2  No Waiver .................................................. 63
   Section 19.3  Modification ............................................... 63
   Section 19.4  No Force Majeure ........................................... 63
   Section 19.5  Governing Law .............................................. 64
   Section 19.6  Further Assurances ......................................... 64
   Section 19.7  Term of Agreement .......................................... 64
   Section 19.8  Captions and Gender of Terms ............................... 64
   Section 19.9  Severability ............................................... 64
   Section 19.10  Binding Effect ............................................ 64
   Section 19.11  Execution in Counterparts ................................. 64
   Section 19.12  English Language Version Controlling ...................... 65

LIMITED UNDERTAKINGS BY AGI AND BEMA ........................................ 66

                                    Exhibits


        A   -   Buffer Zone Property
        B   -   Amended and Restated Bylaws of CMM
        C   -   Data License
        D   -   Initial Program and Budget
        E   -   Contract for Purchase of Data
        F   -   Net Profits
        G   -   Outside Property
        H   -   Refugio Project Properties
        I   -   Water Rights
        J   -   Form of Power of Attorney
        K   -   Form of Power of Attorney to General Manager
        L   -   Form of Junior Subordinated Promissory Notes
        M   -   Form of Initial Program Loan Note
        N   -   Form of Project Construction Loan Note
        O   -   Form of Credit Facility Loan or Construction Overrun Loan Note

                             SHAREHOLDERS AGREEMENT



              This Shareholders Agreement, dated November 18, 1992 is made between AMAX GOLD REFUGIO, INC., a Delaware corporation, and BEMA GOLD (BERMUDA) LTD., a Bermuda corporation.



                                    Recitals
                                    --------

       Amax Gold Refugio, Inc. ("AGRI") is a wholly-owned subsidiary of Amax Gold Inc. ("AGI"), a Delaware corporation. Bema Gold (Bermuda) Ltd.
("Bema Bermuda") is owned by Bema Gold Corporation ("Bema"), a company organized under the laws of British Columbia, Canada, as to 99%, and by Bema Gold (U.S.) Inc. ("Bema U.S."), a Nevada corporation, as to 1%. AGI and Bema have entered the Refugio Project Agreement, dated as of November 17, 1992, ("Refugio Project Agreement") for the joint exploration, development, financing, and operation of certain properties, located in the Copiapo Mining District, Municipality of Tierra Amarilla, Province of Copiapo, Region III, Chile.

      Pursuant to the Promise of Sale of Mining Properties, dated
August 29, 1990 among Bema, Minera Bema Gold (Chile), Limitada ("Bema Chile"), a Chilean limited liability entity, Compania Minera Maricunga ("CMM"), a Chilean contractual mining company, and Compania Minera Refugio ("CMR"), a Chilean contractual mining company, as amended by an agreement dated October 2, 1992 (collectively the "1990 Purchase Agreement"), CMM acquired the right to purchase the Refugio Project Properties (hereinafter defined), except for the Refugio Claim 105, upon the performance of certain conditions. CMM owns the Refugio Claim 105.

      Pursuant to that certain Purchase/Sale Promise of Mining Claims and Constitution of Easements dated November 18, 1992 among CMM, Bema,
Bema Chile and CMR (the "1992 Purchase Agreement"), the provisions of the 1990 Purchase Agreement are suspended and, upon the closing of the transactions contemplated in the 1992 Purchase Agreement, will be absolutely terminated.

      Pursuant to that certain Claim Purchase Promise Agreement, dated as of November 18, 1992, CMM has agreed to purchase and Bema Chile has agreed to sell the Laguna 1-11 exploration mining concessions and Hielo 1-9 mining claims and pursuant to that certain Water Rights Agreement, dated as of November 18, 1992, CMM has agreed to purchase and Bema Chile has agreed to sell the Water Rights (as hereafter defined).

      Bema Chile owns the Existing Exploration and Evaluation Data (hereinafter defined), which includes the results of certain exploration and evaluation activities conducted on the Refugio Project Properties by or for Bema Chile pursuant to the 1990 Purchase Agreement, including a feasibility study dated April 1991. Pursuant to that certain License Agreement and Use of Information dated November 18, 1992, Bema Chile has licensed the use of the Existing Exploration and Evaluation Data to CMM.

      CMM has 10,000 shares of stock, divided into two series, which as of the date of this Agreement are owned as follows: Bema Bermuda owns 5,000 shares of Series A stock and AGRI owns 5,000 shares of Series B stock.

      Simultaneously with the execution of this Agreement, Bema and AGRI have amended and restated the Bylaws of CMM. Bema Bermuda and AGRI wish to enter into certain additional arrangements concerning CMM, the allocation of certain funding obligations and tax and dividend benefits, the ownership and transfer of stock in CMM, the financing of the development of the Refugio Project Properties, the consequences of a failure to satisfy a request for an additional contribution of capital, the voting rights of the directors of CMM and its shareholders, the resolution of disputes and other matters.

      Bema Bermuda and AGRI, having considered various arrangements by which their legal relationship with respect to each other and CMM might be established and enforced and the laws of various jurisdictions, have determined to establish this Agreement to provide a contractual relationship between the Shareholders and for the enforcement of their rights and the resolution of disputes pursuant to arbitration or litigation in the United States, as herein provided.

      NOW THEREFORE, in consideration of the covenants herein contained and other valuable consideration, AGRI and Bema agree as follows:


                                    Agreement
                                    ---------

                                    ARTICLE 1
                                    ---------
                              DEFINITIONS OF TERMS
                              --------------------

              Section 1.1   Definitions.  As used in this Agreement, the
                            -----------
following terms shall have the meanings assigned to them in this Section 1.1.

      A. "Adopted Program and Budget" means the Initial Program and Budget and any Program and Budget that is adopted or deemed adopted by the Board pursuant to Sections 2.5C, 2.5D, 9.4, 9.5 or 9.7 of this Agreement or determined by arbitration pursuant to Article 17 of this Agreement.

      B. "Affiliate" means (i) with respect to AGRI, AGI and any controlled subsidiary of AGI or AGRI, and (ii) with respect to Bema Bermuda any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, Bema Bermuda. For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, or otherwise. As used in Sections 3.4, 16.2 and 16.4 only, "Affiliate" shall also mean, with respect to AGRI, AMAX Inc., a Delaware corporation, and its controlled subsidiaries, other than AGI and its subsidiaries.

       C. "Affirmative Majority Approval" means approval by a majority of the Directors' Votes, and is used in this Agreement to identify matters with respect to which the Chairman of the Board or his alternate may not break a deadlock by casting the deciding vote.

      D. "Agreement" means this Shareholders Agreement, together with all Exhibits hereto, which are incorporated by this reference, and all amendments hereto and modifications hereof.

      E.   "Army Use Contracts" means the Right to Explore and
Exploit Water granted by the Chilean Army to Bema Chile on June 27, 1991, for approximately 4,372 hectares, Registration No. 3.272, and Easement granted by the Chilean Army to Bema Chile on June 27, 1991, for approximately 2,425 hectares, Registration No. 3.273.

      F. "Assets" means the Refugio Project Properties, Water Rights, Products and all other real and personal property, tangible and intangible, now or hereafter owned by the Company.

      G. "August 1992 Feasibility Study" means the report prepared by Mineral Resources Development, Inc., dated August, 1992.

      H.   "Board" means the board of directors of the Company.

      I. "Budget" means a detailed estimate and schedule of all costs to be incurred by the Company with respect to a Program and a schedule of contributions of additional equity to be made by the Shareholders.

      J. "Budget Period" means the six-month periods commencing on January 1 and July 1 each year, on the first such date after the Completion of Construction, unless the Board by Affirmative Majority Approval establishes a different period.

      K. "Buffer Zone Property" means the mining claims, exploration concessions and exploitation concessions listed in Exhibit A together with the surface rights overlying a portion of those claims and concessions, the legal descriptions of which are set out in Exhibit A.

      L. "Bylaws" means the Amended and Restated Bylaws of the Company, dated November 18, 1992, an English language copy of which is attached as Exhibit B to this Agreement, together with all amendments thereto.


      M. "Cash Available for Distribution" is defined in Section 12.4 of this Agreement.

      N. "Change Order" means a written order to a contractor performing a portion of the Project Construction, signed by the Chairman of the Technical Management Committee or his designee, issued after execution of the contract with the contractor, authorizing a change in the work to be performed by the contractor, the consideration to be received by the contractor or the time for performance of the work.

      O. "Company" or "CMM" means Compania Minera Maricunga, a contractual mining company organized under Article 200 of the Mining Code of Chile.

      P. "Completion of Construction" means the acceptance by the Company as mechanically complete of all plant and facilities packages with a value in excess of $U.S. 1 million to be provided pursuant to the contracts awarded by the Company for Project Construction.

      Q.   "Construction Budget" means the Budget for Project
Construction, including appropriate escalations and contingencies, which, as provided in Section 9.5 of this Agreement, shall either be adopted by the Board or determined by arbitration. The costs of Project Construction shall not include (i) capital or operating costs incurred after the Completion of Construction, (ii) any costs incurred for expansion of the mine, processing plant or other facilities beyond the capacities contemplated in the Construction Budget or (iii) any cash component of working capital.

      R. "Construction Credit Facility Loan" means a loan made by or on behalf of the Series B Shareholder for the benefit of the Series A Shareholder in accordance with Section 11.2 of this Agreement.

      S. "Construction Overrun Costs" means any amount by which the total expenses for Project Construction, for those items included in the Construction Budget or in a Change Order, exceed the total amount of the Construction Budget, including all the escalations and contingencies contained therein and for which the Company, by its agreement or through final and binding arbitration or litigation, is determined to be liable.

      T. "Construction Overrun Loan" means a loan made by or on behalf of the Series B Shareholder for the benefit of the Series A Shareholder in accordance with Section 11.3 of this Agreement.

      U.   "Construction Phase Program and Budget" means the
Construction Budget and the Program necessary to achieve Project
Construction in accordance therewith, adopted by the Board or determined by arbitration, as provided in Section 9.5 of this Agreement.

      V. "Data License" means that License Agreement and Use of Information, between the Company and Bema Chile pursuant to which the Company has the right to use the Existing Exploration and Evaluation Data, a copy of which is attached hereto as Exhibit C.

      W. "Default Loan" means a loan made by one Shareholder to another Shareholder pursuant to Section 10.3A of this Agreement.

      X. "Detailed Engineering" means the preparation of drawings and specifications for equipment and facilities, site plans and definitive elevations, equipment lists, process flow charts, and other specifications and bid documents necessary to permit the purchase of all required equipment and the construction of all plant and facilities under lump sum or other processes involving invitations to bid approved by the Technical Management Committee. Detailed Engineering shall also involve the preparation of a final mine plan and a Revised Construction Budget for Project Construction.

      Y. "Development" means all preparation for the removal and recovery of Products from the Refugio Project Properties, including the construction or installation of a mill (if any), processing plant, crushers, leach pads, pipelines, roads, power and water lines, stations and facilities, mancamps, waste dumps, tunnels, access ways, adits, shafts, haulage ways, and other facilities and improvements, both surface and underground, to be used for the mining, handling, crushing, milling, processing, treating, haulage, leaching, or other beneficiation of Products or needed for the construction or operation of the Refugio Project Properties, regardless of the methods of mining and processing employed, and includes Project Construction and the development and exploitation of the Water Rights.

      Z. "Directors' Votes" is defined in Section 5.2 of this Agreement.

      AA.   "DL600" means Decree Law 600 of the Republic of Chile.

      AB.   "Effective Interest Rate" means a rate per annum,
determined from time to time, equal to the LIBOR per annum rate in effect on the first business day of each calendar month, plus two percent. The Effective Interest Rate shall be determined for each full or partial calendar month in which interest accrues under any obligation to which it applies pursuant to this Agreement or any note or other instrument executed pursuant hereto, and shall apply to all interest obligations accruing in such month. As used in this definition,

"business day" means a day on which the London and New York banks are open for business and on which a quotation of the LIBOR may be obtained.

      AC.   "Engineering Phase Program and Budget" means the Program
and Budget covering Detailed Engineering, described in Section 9.4 of this Agreement.

      AD.   "Existing Exploration and Evaluation Data" means all information, data, material and results of the exploration, evaluation and other activities undertaken by or for Bema Chile, Bema U.S., or any Affiliate of Bema Bermuda with respect to the Refugio Project Properties or any portion thereof prior to the date of this Agreement, including without limitation, all core, pulps and other samples relating to the Refugio Project Properties in the possession or control of Bema Chile, Bema U.S. or any Affiliate of Bema Bermuda and all existing reports, analyses, assays, studies, maps, data bases, plans, drawings, and documents derived from, based on, or which incorporate information from such exploration, evaluation or other activities, including without limitation the August 1992 Feasibility Study.

      AE.   "Exploration" means all activities directed principally toward ascertaining the existence, location, quantity, quality, or commercial value of deposits of Products, that are not contemplated by the Project Feasibility Study, but shall not include condemnation or ore control drilling associated with Project Construction or Mining or which is conducted on the Outside Property.

      AF.   "Financing Plan" is defined in Section 2.4 of this Agreement.

      AG.   "Initial Contribution" means that contribution each
Shareholder agrees to make to the Company pursuant to Section 10.1 of this Agreement.

      AH.   "Initial Program and Budget" means the Program and Budget
attached hereto as Exhibit D.

      AI.   "Initial Program Loan" is defined in Section 11.1 of this
Agreement.

      AJ.   "Investment Contract" means the agreement formed pursuant to 11 bis of DL600, between Bema Bermuda, AGRI and Estado de Chile, and all amendments thereto, resulting from the applications filed on or about November 27, 1992.

      AK.   "LIBOR" means the rate of interest (i) as quoted to AGRI by
The Chase Manhattan Bank, N.A., New York office or other major New York or London commercial bank designated by AGRI from time to time, as such bank is offered U.S. dollar deposits in the London Interbank Eurodollar Market in an amount equal to the principal amount to which such rate shall be applied, for one week borrowings or such other periods as are mutually agreed by the Shareholders, or (ii) as obtained by AGRI from the display that appears as page "LIBOR" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBOR page on that service for the purpose of displaying London Interbank Offered Rates of major banks) as of 11:00 am, London, England time.

      AL.   "Mining" means the mining, extracting, producing, handling, treating, heap leaching, milling, or other processing of Products, regardless of the method, and includes the production of dore or refinable concentrates.

      AM.   "Net Profits" means certain amounts calculated as provided in Exhibit F, which may be payable to the owner of Series C Shares as provided by Sections 2.5A(3), 4.6 or 10.3B of this Agreement.

      AN.   "Operations" means all activities carried out by the
Company, including Exploration, Development and Mining.

      AO.   "Outside Property" means those mining claims, exploration
concessions and exploitation concessions (together with the surface rights overlying a portion of such claims and concessions) owned directly or indirectly by any one or more of San Damian, Bema Chile, CMR or any affiliate of any of them, lying in whole or in part within a 12 kilometer radius extending from the coordinates within the Refugio Property specified in Exhibit G, excluding those mining claims, exploration concessions and exploitation concessions included in the Refugio Property and the Buffer Zone Property.

      AP.   "Ownership Interest" means the percentage interest
representing the equitable and beneficial ownership interest of a Shareholder in the Company, as such interest may from time to time be adjusted hereunder and reflected on the books and records of the Company. The Shares of the Company will be owned by each Shareholder in accordance with and in proportion to its Ownership Interest, as provided in Section 4.2 of this Agreement. Ownership Interests shall be calculated to three decimal places and rounded to two decimal places. A Shareholder owning only Series C
Shares shall not have an Ownership Interest.

      AQ.   "Preliminary Construction Budget" is defined in Section 9.3 of this Agreement.

      AR.   "Products" means all ores, minerals, concentrates, dore and mineral resources produced from the Refugio Property or the Buffer Zone Property by the Company, and all refined gold and other refined metals produced therefrom.

      AS.   "Program" means a description in reasonable detail of
Operations to be conducted and objectives to be accomplished during a Budget Period. Each Program for a Budget Period commencing after the Completion of Construction shall include a mine plan and estimate of costs for the 12 months following the commencement of the Budget Period, together with life-of-mine reserve, production and cost estimates.

      AT.   "Project Construction" means the building, installing and
erecting of all plant, facilities, structures, pits, shafts, tunnels, adits, mancamps, waste dumps, pads, equipment, roads, pipelines, and water and power transmission lines, necessary to achieve Completion of Construction either in accordance with the Construction Phase Program and

Budget modified by Change Orders or substantially in accordance with a project proposed by a Notifying Shareholder pursuant to Section 2.5.

      AU.   "Project Construction Loan" means a loan made by  one
Shareholder to the other Shareholder pursuant to Section 11.4 of this Agreement.

      AV.   "Project Feasibility Study" means the study approved or
deemed approved as provided in Section 9.3 of this Agreement.

      AW.   "Project Financing" is defined in Section 2.4A of this
Agreement.

      AX.   "Project Financing Documents" means the loan, security and financing agreements executed to obtain or secure Project Financing and all notes, mortgages and security and other agreements entered into in connection therewith.

      AY.   "Refugio Project Agreement" means that agreement dated as
of September 1, 1992 between Bema and AGI.

      AZ.   "Refugio Project Properties" means the Refugio Property,
the Buffer Zone Property, and the Outside Property.

      BA.   "Refugio Property" means the mining claims listed on Exhibit
H together with the surface rights overlying those mining claims, the legal description of the surface rights being set out in Exhibit H.

      BB.   "Revised Construction Budget" is defined in Section 9.4C of this Agreement.

      BC.   "San Damian" means Compania Minera San Damian, a
contractual mining company established by Bema Chile and CMR for the exploration, development and mining exploitation of the Outside Property.

      BD.   "Series A Shareholder" means Bema Bermuda as owner of the
Series A Shares, and its permitted successors and assigns, whether one or more.

      BE.   "Series B Shareholder" means AGRI as owner of the Series B
Shares, and its permitted successors and assigns, whether one or more.

      BF.   "Series C Shares" means the Series of Shares to be created by amendment of the Bylaws pursuant to Exhibit F and Sections 2.5A(3), 4.6 or 10.3B of this Agreement.

      BG.   "Shareholder" and "Shareholders" means the
persons or entities that from time to time own the Shares of the Company.

      BH.   "Shares" means the Series A and Series B Shares of stock
of the Company, together with any additional Shares as may be issued from time to time.

      BI.   "Technical Management Committee"  means a committee of the
Board established under Article 7 of this Agreement.

      BJ.   "Trading Activities" is defined in Section 13.2 of this
Agreement.

      BK.   "Transfer" means, when used as a verb, to sell, grant,
assign, encumber, pledge, dispose of or to commit to do any of the preceding; and when used as a noun, a sale, grant, assignment, encumbrance, pledge, disposal or a commitment to do any of the preceding.

      BL.   "Water Rights" means those water concessions granted to
Bema Chile or CMR and listed in Exhibit I.


                                    ARTICLE 2
                                    ---------
                              PURPOSES OF AGREEMENT
                              ---------------------

              Section 2.1  General Statement of Intent.  The Shareholders
                           ---------------------------
unanimously agree that, among other things, this Agreement sets forth the unanimous agreement of the Shareholders referred to in Articles 6, 32, 33 and 35 of the Bylaws. The Shareholders further unanimously agree that this Agreement shall constitute the irrevocable unanimous agreement of the Shareholders with respect to such matters and all other matters which are the subject of this Agreement, unless and until the Shareholders unanimously agree otherwise, and that no further action by the Shareholders shall be necessary or appropriate to achieve or effect the unanimous agreement referred to in such articles of the Bylaws.

      Section 2.2  Controlling Terms.  In the event of any inconsistency
                   -----------------
between the terms and conditions of the Bylaws and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

      Section 2.3  Action by Directors and Technical Management
                   --------------------------------------------
Committee Members Consistent with Agreement.  AGRI and Bema Bermuda shall
- -------------------------------------------
each cause the directors of the Company that it elects to cast all votes and take all other actions in their capacities as directors and members of the Technical Management Committee, respectively, in a manner consistent with this Agreement and so as to implement its terms and intent. AGRI and Bema
Bermuda will each immediately remove or cause the removal of any director who acts in any manner that is inconsistent with the terms and conditions of this Agreement. Any action or failure to act by a director, whether as a member of the Board or the Technical Management Committee, that would be a breach of this Agreement if taken by a Shareholder, shall be deemed a breach of this Agreement by the Shareholder that elected the director.

      Section 2.4  Financing of Project Construction.
                   ---------------------------------

      A. The Shareholders have approved the following general plan for funding the Operations necessary to achieve Completion of Construction (the "Financing Plan"):


           Source of Funds                   Approximate Amount
           ---------------                   ------------------

           Gold/Dollar Loan                  US$75-80 million
           Equipment Financing               US$25-30 million
           Equity/Junior Subordinated Debt   US$15-25 million


The Shareholders shall jointly seek, on the terms and subject to the conditions of this Section 2.4, Project Financing (hereinafter defined) for the Company. Subject to the terms and conditions of this Section 2.4, the Shareholders each shall use, for a period of 18 months from and after the date of this Agreement, commercially reasonable, good faith efforts to secure:
(i) firm written commitments to provide on commercially reasonable terms the Gold/Dollar Loan and Equipment Financing components (the Gold/Dollar Loan and Equipment Financing components shall be referred to collectively as "Project Financing") of the Financing Plan for the Company, provided, however that each Shareholder shall be responsible only for its share of the costs necessary to achieve Completion of Construction, and only for a corresponding share of Project Financing, and (ii) the funds necessary for its share of the Equity/Junior Subordinated Debt component of the Financing
Plan. Each of the Shareholders acknowledges that the amount of the Equity/Junior Subordinated Debt component of the Financing Plan which it may contribute to the Company in the form of subordinated debt is limited by the Investment Contract and, subject to the provisions of this Section 2.4, agrees to cause the conversion of any contribution it has made to the Company in the form of subordinated debt to equity if such action is required to obtain Project Financing and to comply with DL600. It shall be a condition of Project Financing that a default by either Shareholder or any guarantor of the obligations of such Shareholder with respect to Project Financing shall not constitute a default by the other Shareholder or any guarantor of the obligations such other Shareholder with respect to Project Financing.

      B. Subject to the terms and conditions of this Section 2.4, AGI and Bema shall, for the 18 month period described in Section 2.4A of this Agreement, use commercially reasonable good faith efforts to assist its subsidiary identified in Section 2.4A with respect to the undertakings contained in that Section. If requested by a lender offering to provide Project Financing, AGI and Bema shall each agree to provide a corporate guarantee, as a parent company, solely for its subsidiary's share of Project Financing, with such guarantee to be effective only until the relevant operational and economic completion tests incorporated in the Project Financing Documents are satisfied. If hedging is required in conjunction with Project Financing, AGI will undertake its share for its own account, and Bema will provide a put program back-up as required. At Bema's request, AGI will assist Bema in the put program and counterparty facilities to reduce Bema's costs, but AGI will not be required to act as a counterparty or to assume any liabilities or costs in connection therewith.

      C.   Nothing in this Agreement, in the Bylaws or in the Project
Agreement shall require either AGI, any affiliate of AGI, Bema or any of its Affiliates (i) to seek to obtain Project Financing on terms which if accepted would, or to accept Project Financing which would, impair or preclude its ability to finance or to operate other projects or properties it now owns or hereafter acquires, or (ii) to seek to obtain or to use existing cash, lines of credit, credit facilities or any other source or potential source of funds to provide the Equity/Junior Debt component of the Financing Plan, if such action would impair or preclude its ability to finance or to operate other projects or properties it now owns or hereafter acquires. Neither Shareholder shall have a fiduciary duty with respect to the other Shareholder or such Shareholder's parent corporation with respect to any obligation arising under
Section 2.4 of this Agreement. Neither AGI nor Bema shall have a fiduciary duty with respect to the other or the other's subsidiary corporation with respect to any obligation arising under Section 2.4 of this Agreement.

      D. The Shareholders, AGI and Bema shall cooperate in seeking to obtain Project Financing in discharge of their obligations under Sections 2.4A and 2.4B of this Agreement. Each of the Shareholders, AGI and Bema shall bear all costs, expenses and fees it incurs in attempting to secure Project Financing and in attempting to secure the Equity/Junior Subordinated Debt component of the Financing Plan, and shall indemnify and hold harmless the Company, the other Shareholder, and its Affiliates from any claim for any such cost, expense or fee; provided, however, that all fees, charges and costs (including attorneys and technical consultants fees) paid to the banks, insurance companies, equipment suppliers or other entities which provide Project Financing which is accepted by both Shareholders shall be borne jointly by the Shareholders in proportion to their Ownership Interests through the Company.

      E. Except as provided in Section 2.5 of this Agreement, or the Shareholders otherwise agree, Development of the Refugio Project Properties, other than to the extent provided in the Initial Program and Budget, will not commence until written commitments acceptable to both Shareholders for Project Financing have been obtained and each Shareholder is able to contribute to the Company the Equity/Junior Subordinated Debt component of the Financing Plan.

      Section 2.5  Unilateral Right to Proceed With Project Construction
                   -----------------------------------------------------
and Subsequent Operations.
- --------------------------

      A.   If upon the expiration of the 18 month period described in
Section 2.4A of this Agreement, either of the Shareholders has not obtained and accepted a written commitment for Project Financing and/or is unable to contribute the Equity/Junior Subordinated Debt component of the Financing Plan, then notwithstanding Section 2.4E or any other provision of this Agreement, either Shareholder (the "Notifying Shareholder") may elect to proceed with Development and Mining of the Refugio Project Properties in accordance with the provisions of this Agreement, upon providing written notice of its election to do so to the other Shareholder (the "Notified Shareholder") (with the first such notice given to control). The notice shall identify the project to be undertaken in reasonable detail, and shall identify any material differences between the project proposed by the

Notifying Shareholder and the project contemplated by the Project Feasibility Study. Any project proposed pursuant to this Section 2.5A shall contemplate the production of at least 100,000 ounces of gold per year. The notice shall be accompanied by a budget for the Project Construction of the proposed project.
A Notified Shareholder shall, within 30 days after receipt of the notice, elect one of the options specified below in this Section 2.5A and advise the Notifying Shareholder which such option it has elected; provided, however that if the proposed project differs materially from the project contemplated by the Project Feasibility Study, the Notified Party shall have 90 days in which to respond to any notice given pursuant to this Section 2.5A; and provided further that such notice may be given during the last 90 days of the 18 month period described in Section 2.4A. The Notified Shareholder shall, within 30 days after receipt of a notice given pursuant to this section 2.5A:

         (1) Commit to fund its proportionate share of all costs of Project Construction of the proposed project from its own sources (including its own borrowings); or

         (2) Request from the Notifying Shareholder a credit facility from which one or more loans (a "Project Construction Loan") shall be made for all or a specified portion of the Notified Shareholder's proportionate share of all costs for Project Construction of the proposed project; or

         (3) Convert all of its Shares to Series C Shares which shall entitle it to receive only 10% of the Net Profits thereafter generated by the Company as provided in Exhibit F, upon which conversion the Notified Shareholder shall have no Ownership Interest in, or any rights with respect to, the Company or the Refugio Project Properties except as provided in Exhibit F and in Section 2.5E.

If the Notified Shareholder does not timely elect one of the options specified in Sections 2.5A(1), 2.5A(2) or 2.5A(3), it will be deemed irrevocably to have elected the option specified in Section 2.5A(3).

      B. The credit facility described in Section 11.2 shall not be available to the Notified Shareholder. However, the provisions of Section 11.3 shall apply to a Notified Shareholder that has elected the option specified in Sections 2.5A(1) or 2.5A(2).

      C.  If the Notified Shareholder elects the option specified in
Section 2.5A(1), the Board shall be deemed to have adopted the proposed project and accompanying budget for Project Construction as an Approved Program and Budget and the Notified Shareholder shall be deemed to have elected to participate therein to the full extent of its Ownership Interest.

      D.  If the Notified Shareholder elects the option specified in
Section 2.5A(2):

         (1) It shall be responsible for providing any funds for Project Construction not included within the requested credit facility, subject to the provisions of Section 11.3.

         (2) The Board shall be deemed to have adopted the proposed project and accompanying budget for Project Construction as an Approved Program and Budget and the Notified Shareholder shall be deemed to have elected to participate therein to the full extent of its Ownership Interest.

         (3) The Notifying Shareholder shall have with respect to the requested credit facility the rights specified in Section 11.4 of this Agreement; and if a credit facility is extended to the Notified Shareholder, any Project Construction Loan made pursuant thereto shall be made in accordance with and subject to Sections 11.4 and 11.5 of this Agreement.

      E.  If the Notified Shareholder elects the option specified in
Section 2.5A(3), it shall have the right to repurchase an Ownership Interest equal to the Ownership Interest it held immediately prior to the time of such election. To exercise such repurchase right, the Notified Shareholder shall give written notice of its election to the Notifying Shareholder within 90 days after Completion of Construction of the proposed project, which notice must be accompanied by a payment to the Notifying Shareholder, in immediately available funds, in an amount equal to:

         (1) 150% of the product obtained by multiplying:

             (a) all costs of every kind and character incurred or accrued by the Notifying Shareholder, from and after the date of the Notified Shareholder's election under Section 2.5A(3), for or in connection with the ownership or Development of the Refugio Project Properties, including without limitation all costs for Project Construction, by

            (b) the Ownership Interest transferred to the Notifying Shareholder by the Notified Shareholder on the date of its election under Section 2.5A(3) divided by one hundred; plus

         (2) an amount equivalent to interest on all costs described in Section 2.5E(1)(a) at the Effective Interest Rate from the time the Notifying Shareholder incurred or accrued such costs until payment is made to the Notifying Shareholder pursuant to this Section 2.5E.

To exercise the repurchase option provided in this Section 2.5E, the Notified Shareholder shall also expressly assume in writing, by execution of one or more documents in form and substance satisfactory to the Notifying Shareholder, a share equal to its reacquired Ownership Interest of all liabilities and obligations of the Company and all liabilities and obligations incurred by the Notifying Shareholder with respect to the Company or the Refugio Project Properties from and after the date of the Notified Shareholder's election pursuant to Section 2.5A(3). Upon full compliance with this Section 2.5E by the Notified Shareholder, including payment of the amounts specified herein, the Notifying Shareholder shall cause the Company to convert the Series C Shares held by the Notified Shareholder to the same number and Series of Shares held by the Notified Shareholder immediately prior to its election of the option provided in Section 2.5A(3). For purposes of the formula in Section 4.5 of this Agreement, the Notified Shareholder will thereafter be deemed to have contributed to the

Company an amount equal to 100% of the costs described in Section 2.5E(1)(a) multiplied by the Ownership Interest equivalent to the Shares it reacquired pursuant to this Section 2.5E, divided by 100.

      F.  If the Notified Shareholder has elected the option specified in
Section 2.5A(2) or 2.5A(3), and the Notifying Shareholder does not obtain commitments for financing of Project Construction for the project described in the notice given pursuant to Section 2.5A or a substantially similar project within 6 months after the date of the Notified Shareholder's election and does not award one or more contracts for Project Construction totalling at least U.S. $1 million within 18 months after the date of the Notified Shareholder's election and does not commence Project Construction of such a project within such 18 month period, then upon the expiration of the relevant period:

      (1) the election made by the Notified Shareholder shall be deemed rescinded;

      (2) the Notified Shareholder shall pay to the Notifying Shareholder an amount equal to the sum of all costs (including capital costs) which the Notifying Shareholder incurred from and after the date of the Notified Shareholder's election for the maintenance of the Refugio Project Properties, multiplied by its Ownership Interest immediately prior to its election, divided by 100; and

      (3) either Shareholder shall thereafter have the right to elect to act as a Notifying Shareholder under this Section 2.5.

For purposes of this Section 2.5F, Project Construction shall be deemed to commence upon mobilization of equipment and commencement of excavation of the heap leach pad facility contemplated by the proposed project.

      Section 2.6  Investment Contract.  Each Shareholder shall, at all
                   -------------------
times, comply with its obligations under and take all actions necessary to maintain in good standing the Investment Contract. Each Sharheolder shall at all time maintain as equity at least 15% of the funds it or its Affiliates invest in the Company under the Investment Contract. Neither Shareholder shall, without the express consent of the other, make or seek to make any change in the Investment Contract that would adversely affect the other Shareholder, the Development of the Refugio Project Properties or the ability of the other Shareholder to maintain its investment in the Company under 11 bis of DL600 or to retain the proceeds of sale of Products in an offshore account.



                                    ARTICLE 3
                                    ---------
                        RELATIONSHIP OF THE SHAREHOLDERS
                        --------------------------------

              Section 3.1  Purposes of the Company.  The Company shall serve
                           -----------------------
as the exclusive means by which AGRI, Bema Bermuda, and the Affiliates of either shall accomplish any of the purposes of the Company as set forth in the Bylaws. Notwithstanding the foregoing provisions of this Section 3.1:

      A. Bema Bermuda, CMR and their Affiliates shall have the right to engage in mineral exploitation activities within the Outside Property, subject to the provisions of Section 15.2 of this Agreement and subject to the easements and rights of the Company under the 1992 Purchase Agreement and the related contract of sale; provided that such activities do not otherwise materially interfere or hinder Operations, whether ongoing or planned, conducted or to be conducted by the Company.

      B. Neither AGRI nor Bema Bermuda will interfere with, hinder or take any action inconsistent with the exercise of access rights by the Company outside the Refugio Project Properties.

      C. Nothing in this Section 3.1 or elsewhere in this Agreement or in the Bylaws shall affect, in any way, the ability of any Shareholder to conduct its own Trading Activities with respect to production from the Refugio Project Properties or elsewhere, the risks, losses and proceeds of which shall belong solely to such Shareholder, as further provided in Section 13.2 of this Agreement. No Trading Activities undertaken by a Shareholder shall impose any liability on the Company or the Assets.

      Section 3.2  No Agency.  Nothing contained in this Agreement or
                   ---------
in the Bylaws shall be deemed to constitute any Shareholder the partner or joint venturer of the other, to create any fiduciary relationship between them, nor, except as otherwise herein expressly provided, to constitute any Shareholder the agent or legal representative of any other. It is not the intention of the Shareholders to create, nor shall this Agreement be construed to create, any mining, commercial, or other partnership or joint venture. No Shareholder shall have any authority to act for or to assume any obligation or responsibility on behalf of any other Shareholder in its individual capacity, except as otherwise expressly provided herein. Each Shareholder shall indemnify, defend and hold harmless the other Shareholder and its Affiliates, their directors, officers, employees, agents, attorneys, and the directors of the Company elected by the indemnified Shareholder from and against any and all losses, claims, damages and liabilities arising out of any act or assumption of liability by the indemnifying Shareholder, or any of its directors, officers, employees, agents or attorneys or the directors of the Company elected by it done or undertaken, or apparently done or undertaken, on behalf of the other Shareholder, except pursuant to authority expressly granted in the Bylaws or in this Agreement or conferred in writing by the Board. Nothing in this
Section 3.2 shall be deemed to lessen any power or authority, express or implied, of the General Manager or of any director, officer or committee of the Company.

      Section 3.3  Other Business Opportunities.  Other than with
                   ----------------------------
respect to the Refugio Project Properties or as expressly provided in the Bylaws or this Agreement, each Shareholder and its Affiliates shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with Operations, without consulting the other. The doctrines of "corporate opportunity" or "business opportunity" shall not be applied to any other activity, venture, or operation of either Shareholder.

Neither Shareholder shall have any obligation to the other
Shareholder with respect to any opportunity to acquire any property or water rights outside the Refugio Project Properties at any time, or, except as provided in Section 14.3, within Refugio Project Properties after the termination or liquidation of the Company. Unless otherwise agreed in writing, no Shareholder shall have any obligation to mill, beneficiate or otherwise treat any Products or the other Shareholder's share of Products in any facility owned or controlled by such Shareholder.

      Section 3.4  Transactions With Affiliates.  The Technical
                   ----------------------------
Management Committee may contract with an Affiliate of a Shareholder to provide services, pursuant to a technical services agreement of fixed duration, for a term not to exceed 12 months; provided, however, that any such contract for an amount in excess of $200,000 in any six month period must be unanimously approved by the Board. Notwithstanding the foregoing, the Series B Shareholder shall have the right, but not the obligation, to provide insurance coverage as needed from time to time by the Operations; provided, however, that the cost for such coverage charged to the Company shall not exceed the premiums that would be charged to the Company acting on its own behalf for similar coverage and amounts, as determined by the quotations of two independent insurance brokers.

      Section 3.5  Implied Covenants.  There are no implied covenants
                   -----------------
contained in this Agreement or in the Bylaws, or in any promissory note or other document executed pursuant to this Agreement.

      Section 3.6  Liability Several.  The rights, duties, obligations, and
                   -----------------
liabilities of the Series A Shareholder and the Series B Shareholder under the Bylaws and this Agreement shall be several and not joint or collective. Each Shareholder shall be responsible only for its obligations as set out in the Bylaws and in this Agreement and shall be liable only for its share of costs and expenses as provided herein.

      No Shareholder or director of the Company shall be liable for any act or omission resulting in loss or damages to the Company or to the other Shareholder, except as provided in Sections 3.2 or 3.8 of this Agreement.

      Section 3.7  No Fiduciary Duties.  The directors of the Company
                   -------------------
are responsible to, and bound to represent the interests of, the Shareholder of the Series of Shares that caused their election. It shall not be a breach of fiduciary duty or of any term or condition of the Bylaws or of this Agreement for a director of the Company in discharging his or her responsibilities under the Bylaws or this Agreement, whether as a member of the Board or the Technical Management Committee, to place the interests of the Shareholder that elected him or her above the interests of the other Shareholder.

      Section 3.8  Standard of Care for the Chairman of the Technical
                   --------------------------------------------------
Management Committee.  When the Chairman of the Technical Management
- --------------------
Committee or his alternate exercises his or her power to cast the deciding vote on a matter to be decided by the Technical Management Committee, he or she shall act in a manner consistent with the conduct of Operations in a good, workmanlike and efficient manner in accordance with sound mining and other applicable industry standards and practices and in accordance with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to the Assets. But, neither the Chairman of the Technical Management Committee or his or her alternate, nor the Shareholder which elected them, shall be liable to the other Shareholder or its Affiliates for any act or omission by the Chairman of the Technical Management Committee or his or her alternate, including the casting of a deciding vote, resulting in damage, claims or loss, except to the extent caused by the willful misconduct or gross negligence of the Chairman of the Technical Management Committee or his or her alternate.

                                    ARTICLE 4
                                    ---------
                              OWNERSHIP INTERESTS
                              -------------------

              Section 4.1  Ownership Interests of Shareholders.  The Ownership
                           -----------------------------------
Interest of each Shareholder is the equitable and beneficial ownership right and interest of the Shareholder in the Company. The Ownership Interests of the Shareholders shall be adjusted as provided in this Agreement. On the date of this Agreement AGRI has a 50% Ownership Interest and Bema Bermuda has a 50% Ownership Interest.

      Section 4.2  Ownership of Shares to Correspond to Ownership Interests.
                   --------------------------------------------------------
Each of the existing Shares of the Company represents a one-hundredth of one percent (0.01%) Ownership Interest. The Shares of the Company shall be held by each of the Shareholders in proportion to its Ownership Interest. On the date of this Agreement, Bema Bermuda holds 5,000 Series A Shares, corresponding to its 50% Ownership Interest, and AGRI owns 5,000 Series B Shares, corresponding to its 50% Ownership Interest.

      Section 4.3  Changes in Ownership Interests.  A Shareholder's
                   ------------------------------
Ownership Interest shall be changed as follows:

      A. Upon an election by a Shareholder pursuant to Section 4.5 of this Agreement to contribute less to an Adopted Program and Budget than the amount corresponding to its Ownership Interest.

      B.   As provided in Sections 2.5 or 4.6 of this Agreement.

      C. If a Shareholder defaults in making its agreed upon contribution to an Adopted Program and Budget or with respect to a Default Loan made pursuant to Section 10.3A, followed by an election by the other Shareholder to invoke the provisions of Section 10.3B of this Agreement.

      D. If the Series A Shareholder defaults with respect to an Initial Program Loan.

      E. Subject to the provisions of Section 10.4, in the event of an uncured condition of default by a Shareholder or its guarantor under any of the Project Financing Documents followed by an election by the other
Shareholder to invoke the provisions of Section 10.3B of this Agreement. As used in the immediately preceding sentence, "uncured condition of default" shall mean any default under the Project Financing Documents or any condition which with the passing of time, the giving of notice, or both, would constitute a default under the Project Financing Documents, which is not cured prior to one business day before the expiration of the applicable period for cure under the Project Financing Documents.

      F. By transfer by a Shareholder of less than all of its Shares in accordance with Article 16 of this Agreement.

      G. By acquisition of the Shares of the other Shareholder, however arising.

      Section 4.4  Changes in Ownership of Shares.  If the Ownership
                   ------------------------------
Interests of the Shareholders are changed, the ownership of the Shares of the Company shall also be changed to correspond to the changed Ownership Interests. For example, assume that all of the Series B Shares are held by one Shareholder (the "Reducing Shareholder"), and that all of the Series A Shares are held by another Shareholder (the "Increasing Shareholder").
Assume further that, pursuant to Section 4.5 of this Agreement, the Ownership Interest of the Reducing Shareholder was reduced from 50% to 40% (and that the Ownership Interest of the Increasing Shareholder was thus increased to 60%). Pursuant to Section 4.7 of this Agreement, 1000 Series B Shares would be transferred from the Reducing Shareholder to the Increasing Shareholder, with the result that the Reducing Shareholder would own 4,000 Series B
Shares and the Increasing Shareholder would own a total of 6,000 Shares (5,000 Shares of Series A and 1,000 Shares of Series B).

      If a Shareholder whose Ownership Interest was previously increased (with a corresponding acquisition of Shares from the other Shareholder), subsequently has its Ownership Interest decreased, the Shares to be transferred to the other Shareholder shall be, as necessary: (i) first, from the same Series of Shares previously acquired from the other
Shareholder, and (ii) only thereafter, from the Series of Shares initially owned by the Shareholder whose Ownership Interest is being decreased.

      Section 4.5  Voluntary Reduction in Ownership.  Except with
                   --------------------------------
respect to a Shareholder's obligation to make the contributions required by Transitory Article 1 of the Bylaws and by Section 10.1 of this Agreement, and as required by the Initial Program and Budget, as to which no further election is permitted, a Shareholder may elect, only in accordance with the procedures specified in Section 9.9 of this Agreement, not to contribute to an Adopted Program and Budget or to contribute in some lesser amount than its respective Ownership Interest. If a Shareholder elects to contribute to an Adopted Program and Budget in some lesser amount than its respective
Ownership Interest, or not at all, and as provided in Section 10.3C with respect to the Ownership Interest of the Series A Shareholder, the Ownership Interest of that Shareholder shall be recalculated at the time of election in accordance with the following formula:

Shareholder's Reduced Ownership Interest =    a + b + c
                                              ---------
                                              A + B + C
where "a" is U.S. $22.5 million which as is specified in Section 10.1 is the agreed value of the reducing Shareholder's Initial Contribution; "b" is the total of all of the reducing Shareholder's other contributions to the Company pursuant to Section 12.2 of this Agreement (including equity and subordinated debt, but not interest, under DL600) and its proportionate share of any payments of principal made pursuant to the Project Financing Documents; and "c" is the amount, if any, the reducing Shareholder elects to contribute to the Adopted Program and Budget; "A" is U.S. $45 million which, as specified in
Section 10.1, is the agreed value of both Shareholders' Initial Contributions; "B" is the total of all other contributions by or on behalf of both Shareholders pursuant to Section 12.2 of this Agreement (including equity and subordinated debt, but not interest, under DL600) and all payments of principal made pursuant to the Project Financing Documents; and "C" is the amount both Shareholders have elected to contribute to the Adopted Program and Budget. The Ownership Interest of the other Shareholder shall thereupon become the difference between 100% and the recalculated Ownership Interest of the reducing Shareholder.

      Section 4.6  Elimination of Minority Interest.
                   --------------------------------

      A. Upon the reduction of its Ownership Interest to less than 20%, other than as a result of a Transfer of some but not all of its Shares as permitted in Article 16, the Shares owned by the reducing Shareholder shall be automatically converted into Series C Shares, which shall be entitled to receive only 10% of Net Profits thereafter generated by the Company, as provided in Exhibit F to this Agreement, upon which conversion the owner of the Series C Shares shall have no Ownership Interest in, or any rights with respect to, the Company or the Refugio Project Properties except as provided in Exhibit F.

      B. If a Shareholder has transferred some but not all of its Shares, the provisions of this Section 4.6 shall be applied to the aggregate Ownership Interests held by the transferring Shareholder and its transferees, so that if the aggregate Ownership Interests held by such parties, their successors and assigns, is reduced to less than 20%, the Shares owned by the reducing Shareholders shall be automatically converted into Series C Shares, which shall be entitled to receive only 10% of Net Profits thereafter generated by the Company, as provided in Exhibit F to this Agreement, upon which conversion the owners of the Series C Shares shall have no Ownership
Interest in, or any rights with respect to, the Company or the Refugio Project Properties except as provided in Exhibit F.

      C. In no circumstances will the Net Profits payable pursuant to this Agreement to one or more Series C Shareholders, their successors or assigns, exceed, in the aggregate, ten percent (10%).

      Section 4.7  Transfers of Ownership Interests and Powers of Attorney.
                   -------------------------------------------------------

      A. A Shareholder shall, within three (3) days after the event or election causing a reduction in its Ownership Interest as provided in
Section 4.5 of this Agreement, transfer to the other Shareholder the number of Shares necessary to reflect the change in the respective Ownership Interests of the Shareholders. Such transfer will be effected by a deed or an instrument of assignment in a form and having such content as is reasonably acceptable to the receiving Shareholder and by such other documents and instruments as reasonably required by the receiving Shareholder.

      B.   Each Shareholder hereby irrevocably grants to Alberto
Orrego Gamboa, Fernando Hurtado Morales, Sergio Orrego Flory, and Eugenio
Besa Jocelyn-Holt, a power of attorney with full power of substitution to make all transfers of Shares, to execute all deeds and conveyances, to record the same by public deed and take all other actions necessary to implement the provisions of this Section 4.7 and to implement Sections 2.5A(3), 4.5, 4.6, and 10.3B of this Agreement. If a Shareholder whose Ownership Interest is reduced pursuant to Section 4.5 fails to take all action necessary to effect a transfer of its Shares as required by this Agreement, Alberto Orrego Gamboa, Fernando Hurtado Morales, Sergio Orrego Flory, or Eugenio Besa Jocelyn-Holt shall promptly transfer from the Shareholder whose Ownership Interest is reduced to the other Shareholder or its designee the requisite number of Shares so that the Shares of the Company are held by each of the Shareholders in proportion to its Ownership Interest, and otherwise execute and record such other documents and instruments as reasonably required to fully evidence such transfer or conversion, as the case may be. If a Shareholder whose Ownership Interest is converted to ownership of Series C Shares pursuant to Sections 2.5A(3), 4.6 or 10.3B fails to take all actions necessary to effect a conversion of its Ownership Interest, including the making of all necessary and appropriate changes to the Bylaws, Alberto Orrego Gamboa, Fernando Hurtado Morales, Sergio Orrego Flory, or Eugenio Besa Jocelyn-Holt shall promptly take all actions necessary to effect such a conversion.

      C. Promptly following the date of this Agreement, the Shareholders shall take all actions reasonably necessary to implement the provisions of this Section 4.7, including the execution of a formal power of attorney in the form of Exhibit J before a Notary Public to authorize the full implementation of all provisions hereof.

      D. The Shareholders acknowledge and agree that the conversion of Ownership Interest provided for in Sections 4.6 and 10.3B of this Agreement to ownership of Series C Shares is a reasonable means of liquidating the damages which will be incurred by the nonconverting Shareholder if the circumstances giving rise to the conversion occur.

      Section 4.8  Limited Continuing Liabilities Upon Adjustment of
                   -------------------------------------------------
Ownership Interests.  The increased Ownership Interest accruing to a
- -------------------
Shareholder as a result of the transfer of the other Shareholder's Ownership Interest pursuant to Sections 2.5A(3), 4.5, 4.6 or 10.3B shall be free of royalties, liens, claims or encumbrances, arising by, through, or under such other Shareholder, other than (i) in the case of both Series of Shares, the Net Smelter Return royalties payable to CMR pursuant to Clause Fourth of the 1992 Purchase Agreement, (ii) those which the Board has approved and to which the recipient Shareholder has given its written consent, and (iii) those arising from Project Financing which the increasing Shareholder has agreed to accept.

      Section 4.9  Subordination of Ownership Interests.  Each
                   ------------------------------------
Shareholder shall, from time to time, pledge and subordinate its Shares, its Ownership Interest, any debt owed to it by the Company and any other right or interest it holds with respect to the Refugio

Project Properties or in the Company to any secured borrowings of the Company approved by the Board, including any Project Financing, and any modifications or renewals thereof, and shall execute any documents reasonably required by the lenders in connection with Project Financing.


                                    ARTICLE 5
                                    ---------
                               BOARD OF DIRECTORS
                               ------------------

              Section 5.1  Organization and Composition.  The Company shall be
                           ----------------------------
managed by a board consisting of four directors (the "Board"). Two directors shall be elected by the Series A Shareholder and two directors shall be elected by the Series B Shareholder. The Board shall, subject to the terms and conditions of this Agreement, determine overall policies, objectives, procedures, methods, and actions for the Company. The Series A Shareholder and the Series B Shareholder may each also elect two or more alternate directors to the Board to act in the absence of one or more of its elected regular directors. Any alternate so acting shall be deemed a member of the Board. The owners each Series of Shares shall give notice to the owners of the other Series of Shares of the election of its directors and alternates.

      Each director and alternate shall serve for a term of 1 year, and until a successor is elected and shall qualify, or until his or her earlier death, resignation or removal.

      Section 5.2  Votes on Board.  The directors in the aggregate shall
                   --------------
have a total of 100 votes ("Directors' Votes") on all matters to be decided by the Board, divided between them as herein provided. The directors elected by the Series A Shareholder shall have in the aggregate the number of Directors' Votes on the Board equal to its Ownership Interest and the directors elected by the Series B Shareholder shall have in the aggregate the number of Directors' Votes on the Board equal to its Ownership Interest; provided, however, that if a Shareholder owns Shares of both Series A and Series B, the directors which it elects shall have the aggregate number of Directors' Votes equal to such Shareholder's total Ownership Interest, and the directors elected by the other Shareholder shall have the aggregate number of Directors' Votes equal to the Ownership Interest of the other Shareholder. There shall be fractional portions of a Directors' Vote, if necessary to correspond to the Ownership Interests of the Shareholders. If only one of the directors or alternates elected by the owners of one of the Series of Shares attends a meeting of the Board, that director or alternate shall be entitled to cast at that meeting all of the Directors' Votes held by the directors elected by the owners of the Series of Shares that elected the attending director or alternate.

      Section 5.3  Board and Technical Management Committee Voting Power to
                   --------------------------------------------------------
Correspond to Ownership Interests. It is the intent of the Shareholders that if
- ---------------------------------
a Shareholder acquires a majority of the Ownership Interest, such Shareholder shall have the controlling vote on the Board through the directors it elects, and Article 10 of the Bylaws and Section 5.2 of this Agreement so provide. The following example illustrates the manner in which the provisions of Article 10 of the Bylaws and Section 5.2 of this Agreement will operate:

      If a Shareholder acquires a majority of the Ownership Interest
(becomes a "Majority Owner"), the directors elected by the Majority Owner (regardless of the Series of Shares initially owned by that Shareholder) will be entitled to cast a majority of the Directors' Votes on the Board. For example, if the Majority Owner holds an Ownership Interest of 51.03%, the directors it elects would be entitled to cast 51.03 Directors' Votes on all matters that come before the Board and the directors elected by the other Shareholder would be entitled to cast 48.97 Directors' Votes on all such matters. In this example, the directors elected by the Majority Owner would be able to decide all matters that come before the Board, except those matters which, as provided in Section 6.5 of this Agreement, require the unanimous approval of the Board.

      The number of votes each member of the Technical Management
Committee shall be entitled to cast shall be determined in the same manner, as is provided in Section 7.2 of this Agreement.


                                    ARTICLE 6
                                    ---------
                                APPROVAL BY BOARD
                                -----------------

      Section 6.1  Vote Necessary For Approval.  A majority of the Directors'
                   ---------------------------
Votes shall be required to constitute the action of the Board at any meeting at which a quorum is present, provided, however, that if the Board is deadlocked by an inability to obtain a majority of the Directors' Votes with respect to any matter within the scope of its authority, except those matters specifically identified in Sections 6.3 and 6.5 of this Agreement, the Chairman of the Board, or in his absence, his alternate, is hereby authorized and empowered to cast the deciding vote with respect to such matter, and thereby to determine the action of the Board with respect thereto. The directors shall take all actions necessary, including without limitation the signing of minutes of Board action, to give effect to any decision of the Board made as a result of the casting of the deciding vote by the Chairman of the Board or his alternate as provided in this Section 6.1.

       Section 6.2  Appointment of Chairman of the Board.  So long as
                    ------------------------------------
AGRI and/or its Affiliates are the owners of all the Series B Shares, a director elected by the Series B Shareholder shall serve as Chairman of the Board. If AGRI and/or its Affiliates do not own all of the Series B Shares, a director chosen by a majority vote of the directors shall act as Chairman of the Board. The Chairman of the Board, or in his absence, his alternate, shall conduct all Board meetings. The procedures for Board meetings shall be as determined by the Board.

      Section 6.3  Actions Requiring Affirmative Majority Approval of the
                   ------------------------------------------------------
Board.   The following actions shall require an Affirmative Majority Approval
- -----
of the Board and shall not be subject to the authority provided to the Chairman in Section 6.1 of this Agreement to break deadlocks:

      A. The adoption of any Program or Budget, other than the Initial Program and Budget, including the Engineering Phase Program and Budget and the Construction Phase Program and Budget;

      B.   The making of a Material Change to the Preliminary
Construction Budget (as defined in Section 6.4), as a result of Detailed Engineering;

      C. A capital outlay for an expansion of facilities, subsequent to Completion of Construction, of more than U.S. $2 million per year, except that such restriction shall not apply to expenditures for the repair, rehabilitation or replacement of plant, facilities or equipment;

      D. The abandonment, sale or other disposition in any one year of any of Assets having a value of more than U.S. $2 million, except that Affirmative Majority Approval shall not be required (i) for sales or dispositions of Products, surplus or obsolete plant or equipment or other materials in the ordinary course of business or (ii) for the abandonment, sale or other disposition of any mining claims, surface rights or water rights having a value of less than U.S. $2 million;

      E. The settlement of any suit, claim, arbitration or demand involving the Company or the Assets (other than any suit, claim, arbitration or demand between the Shareholders) in an amount in excess of U.S.
$1 million;

      F. Any decision that would constitute an intentional and material default under the 1992 Purchase Agreement and related contract of sale by which title to any material portion of the Refugio Project Properties is held;

      G. Exploration or Development on the Refugio Project Properties not contemplated by the Project Feasibility Study in an amount greater than U.S. $1 million per year;

      H. Following the completion of the financings contemplated by the Financing Plan, the undertaking of any future third party borrowings by the Company other than future borrowings for working capital purposes pursuant to one or more lines of credit not to exceed, at any one time, the principal amount of U.S. $5 million;

      I. A change in the general scope of the powers and duties of the General Manager or the approval of the delegation of powers to the General Manager by the Technical Management Committee not provided in
Section 8.2 of this Agreement;

      J. Approval of overruns to an Adopted Program and Budget, other than the Construction Phase Program and Budget, exceeding 10%;

      K. Any business or activity proposed to be conducted by the Company which is beyond the authorized purposes of the Company;

      L. Transactions with Affiliates of the Shareholders, except as provided in Sections 3.4 and 13.2; and

      M.   Any other matter that:

         (1)   previously received either an Affirmative Majority
Approval or the unanimous approval of the Board or of the Shareholders where so required by this Agreement, or

         (2) was previously settled by arbitration pursuant to Article 17 of this Agreement or Article 35 of the Bylaws,

but nothing in this Section 6.3M shall prevent the Chairman of the Technical Management Committee from proposing an amendment to an Adopted Program and Budget as provided in Section 9.12 of this Agreement.

      Section 6.4  Material Change to the Preliminary Construction
                   -----------------------------------------------
Budget.  As used in this Agreement, "Material Change to the Preliminary
- ------
Construction Budget" means any of the following changes made as a result of Detailed Engineering which are to be implemented prior to the Completion of
Construction:

      A. changes in the design or type of equipment or facilities incorporated in the Construction Budget, which changes, as compared to the Preliminary Construction Budget, would cause a net increase or decrease greater than 5% in the total estimated costs for Project Construction;

      B.   changes in the mine plan incorporated in the Construction
Budget, which changes, as compared to the mine plan on which the Preliminary Construction Budget was based, would cause a net increase or decrease in estimated production greater than 15,000 ounces of gold bullion in any of the first five years after the Completion of Construction; or

      C. changes in the methods used to process ores contemplated by the Construction Budget, which changes, as compared to the projections on which the Preliminary Construction Budget was based, would cause a net life-of-mine increase or decrease in estimated total gold production greater than 3%.

      Section 6.5  Matters Requiring Unanimous Approval of the Board.
                   -------------------------------------------------
Notwithstanding any other provision of this Agreement or of the Bylaws, so long as AGRI (or an Affiliate of AGRI) and Bema Bermuda (or an Affiliate of Bema Bermuda) each have an Ownership Interest, the following matters shall require unanimous approval of the Board, even though one such Shareholder owns a majority of the Ownership Interest:

      A.   A decision to suspend (after Completion of Construction)
Mining of the Verde deposit (as identified in the Project Feasibility Study) for a period of six months or longer, not caused by governmental action or inaction, inability to obtain equipment or supplies in the ordinary course, strikes or labor difficulties, or any other force majeure; but provided that neither this restriction nor any other provision of this Agreement shall be deemed to require that Mining be conducted at an operating loss after Completion of Construction;

      B. The abandonment, sale or disposition of all or substantially all of the Assets, except that such restriction shall not apply to sales or dispositions of Products, surplus or obsolete plant or equipment or other materials in the ordinary course of business; or

      C. A capital outlay for an expansion of facilities subsequent to Completion of Construction greater than U.S. $8 million in any one year.

      Section 6.6  Failure to Obtain Unanimous Consent or Affirmative
                   --------------------------------------------------
Majority Approval.  If a matter requiring the unanimous approval of the Board
- -----------------
pursuant to Sections 3.4, 6.5, 8.3 or 9.3 of this Agreement or Affirmative Majority Approval of the Board pursuant to Sections 6.3, 7.7, 9.1, 9.2, 9.4, 9.5, 9.7, 9.10, 11.2, or 11.4 of this Agreement does not receive such unanimous or majority approval, as the case may be, either Shareholder may submit the matter to arbitration in accordance with the provisions of Article 17 of this Agreement. If the matter submitted to arbitration involves a proposal by the Series B Shareholder to make Material Change to the Construction Phase Program and Budget (as defined in Section 7.7), the Series B Shareholder shall have the right, but not the obligation, to cause the Technical Management Committee to proceed with the proposed change prior to the arbitrator's ruling, subject to the provisions of Section 17.5M of this Agreement. If neither Shareholder submits to arbitration a matter which requires Affirmative Majority Approval pursuant to Sections 7.7, 9.4, 9.5 and 9.10 but which failed to receive such approval within 30 days after the Board meeting at which the matter was considered, the matter shall be deemed decided in accordance with the vote of the Chairman of the Board.


                                    ARTICLE 7
                                    ---------
                         TECHNICAL MANAGEMENT COMMITTEE
                         ------------------------------

              Section 7.1  Appointment of Committee and Chairman.  The Board
                           -------------------------------------
shall appoint from its members a Technical Management Committee, which shall have overall responsibility for implementing Operations. The Technical Management Committee shall consist of one regular and one or more alternate members appointed by the owners of the Series A Shares and one regular member and one or more alternate members appointed by the owners of the Series B Shares. The Technical Management Committee shall be administered by one member acting as Chairman. So long as the Ownership Interests of the Shareholders remain equal and AGRI and/or an Affiliate of AGRI continues to own the Series B Shares, the Chairman of the Technical Management Committee shall be the member appointed by the Series B Shareholder. Notwithstanding the preceding provisions of this Section 7.1, if the Ownership Interests of the Shareholders become unequal, the party owning a majority of the Ownership Interest shall be entitled to appoint the Chairman of the Technical Management Committee, until such time, if ever, as the Ownership Interests of the

Shareholders again become equal, at which time the Chairman of the Technical Management Committee would again be a director elected by the Series B Shareholder.

       Section 7.2  Committee Decisions.  The members of the Technical
                    -------------------
Management Committee collectively shall have a total of 100 votes, divided between them as herein provided. The member of the Technical Management Committee appointed by the Series A Shareholder shall have a number of votes on the Technical Management Committee equal to the Ownership Interest of the Series A Shareholder and the member of the Technical Management Committee appointed by the Series B Shareholder shall have a number of votes on the Technical Management Committee equal to the Ownership Interest of the Series B Shareholder; provided, however, that if a Shareholder owns Shares of both Series A and Series B, the member of the Technical Management Committee which it appoints shall have the aggregate number of votes equal to such Shareholder's total Ownership Interest, and the member of the Technical Management Committee appointed by the other Shareholder shall have the aggregate number of votes equal to the Ownership Interest of the other Shareholder. There shall be fractional portions of a vote, if necessary to correspond to the Ownership Interests of the Shareholders.

      A majority of the votes of the Technical Management Committee shall be required to constitute action of the Technical Management Committee. If the Technical Management Committee is deadlocked by an inability to obtain a majority of votes with respect to any matter within the scope of its authority, the Chairman of the Technical Management Committee or his alternate is hereby authorized and empowered to cast the deciding vote with respect to such matter and thereby to determine the action of the Committee.

       Section 7.3  Meetings of Technical Management Committee.  As soon
                    ------------------------------------------
as practicable after the date of this Agreement, the Technical Management Committee shall meet for the purposes of organization and the transaction of other business. Regular meetings of the Technical Management Committee shall be held quarterly on a date to be determined by the Technical Management Committee and specified in the notice of such meeting; provided that, during the implementation of the Initial Program and Budget, the Engineering Phase Program and Budget, the Construction Phase Program and Budget and for the six months following Completion of Construction, meetings shall be held at least monthly, and further that during the Engineering Phase Program and Budget, the Construction Phase Program and Budget and for the six months following Completion of Construction at least half of all such meetings shall be held in Chile. Special meetings of the Technical Management Committee may be called by either member on 7 days prior notice. Subject to the provisions of this
Section 7.3, meetings of the Technical Management Committee may be held at such place or places either within or without Chile as shall from time to time be determined by the Technical Management Committee and designated in the notice of meeting. The Chairman, or his or her alternate, shall act as chairman and secretary of the meeting of the Technical Management Committee.
The Shareholder calling a special meeting, and the Chairman of the Technical Management Committee with respect to regularly scheduled meetings, shall prepare a reasonably detailed agenda, which shall specifically identify any proposed significant changes to the Construction Phase Program and

Budget or in operating procedures. The agenda shall accompany the notice of the Technical Management Committee special meetings and be sent to the directors at least 10 days prior to a regularly scheduled monthly meeting and at least 20 days prior to a regularly scheduled quarterly meeting.

      Section 7.4  Resignation of Members.  Either member or any
                   ----------------------
alternate member of the Technical Management Committee may resign upon 5 days' prior notice to the other member of the Technical Management Committee, in which case the directors who appointed the resigning member shall appoint another member of the Technical Management Committee to replace the resigning member.

      Section 7.5  Removal of Members.  The directors who appointed a
                   ------------------
member or alternate of the Technical Management Committee may remove such member or alternate, either with or without cause, at any time. The vacancy on the Technical Management Committee caused by any such removal shall be filled by the directors causing such removal.

      Section 7.6  Submission of Additional Information to Chairman.
                   ------------------------------------------------
Section 7.2 of this Agreement provides that the Chairman of the Technical Management Committee is authorized to cast the deciding vote in the event of a deadlock. Each Shareholder shall have had the opportunity, during the seven day period following the meeting at which a deadlock of the Technical Management Committee occurred, to make a further submission to the Chairman on the matter in question. As soon as the deadlock occurs, each Shareholder shall advise the Chairman whether it wishes to make such a submission. If neither Shareholder so advises the Chairman, the Technical Management Committee may then act with respect to the matter in accordance with the Chairman's vote. If either or both Shareholders make a submission, the Chairman shall in good faith consider the submission or submissions and the Technical Management Committee shall take no action on the matter for a period of seven days after the meeting at which the deadlock occurred, unless urgent operational considerations require that the matter be acted on in a shorter period, in which case the Chairman shall so notify the Shareholders and any additional submission shall be made within such shortened period. If after reviewing the additional submissions, the Chairman decides to change his or her vote on the matter, the Chairman shall notify the other member of the Technical Management Committee, and shall promptly convene a meeting of the Technical Management Committee to reconsider the matter. If after reviewing the additional submissions, the Chairman does not wish to change his or her vote, the matter will be deemed finally decided in accordance with the Chairman's vote.

      Section 7.7  Approval of Construction Change Orders.
                   --------------------------------------

      A. The Chairman of the Technical Management Committee or his designee shall have authority to approve all changes and modifications to the Construction Phase Program and Budget and all contracts awarded for Project Construction that are in his or her judgment reasonable and prudent to achieve the Completion of Construction; provided, however, that Affirmative Majority Approval shall be required for any change or modification which Constitutes a Material Change to the Construction Phase Program and Budget. Before authorizing a change or modification to the Construction Program and

Budget which involves a net increase or decrease of more than U.S. $500,000 to a line item of the Construction Budget the matter shall be considered at a regularly scheduled or special meeting of the Technical Management Committee. The notice of any such meeting shall be accompanied by an agenda identifying the proposed change or modification. The Chairman of the Technical Management Committee shall promptly inform the Technical Management
Committee of each such change or modification he or she has made or approved which does not require Affirmative Majority Approval or prior review with the Technical Management Committee.

      B. As used in this Agreement, "Material Change to the Construction Phase Program and Budget" means any of the following, if implemented prior to the Completion of Construction:

         (1) changes in the design or type of equipment or facilities, which changes, as compared to the Construction Budget, would cause a net increase or decrease greater than 5% in the total estimated costs for Project Construction;

         (2) changes in the mine plan, which changes, as compared to the Construction Phase Program and Budget mine plan, would cause a net increase or decrease in estimated production greater than 15,000 ounces of gold bullion in any of the first five years after the Completion of Construction; or

         (3) changes in the methods used to process ores, which changes, as compared to the Construction Phase Program and Budget projections, would cause a net life-of-mine increase or decrease in estimated total gold extraction greater than 3%.

      C. Any overrun of the Construction Budget which does not result directly from one of the circumstances specified in Section 7.7B shall not be considered a Material Change to the Construction Phase Program and Budget and shall not require Affirmative Majority Approval. Subject only to the requirements of Section 7.7A, the Chairman of the Technical Management Committee, after consultation with the Technical Management Committee, is authorized to overrun the Construction Budget without limitation.

                                    ARTICLE 8
                                    ---------
                                GENERAL MANAGER
                                ---------------

              Section 8.1  Appointment of the General Manager.  The Board shall
                           ----------------------------------
use reasonable good faith efforts to select a qualified General Manager acceptable to both the Series A Shareholder and to the Series B Shareholder as soon as practical after the date of this Agreement; provided, however, that if the Board does not unanimously approve the appointment of a General
Manager within 90 after the date of this Agreement, the Chairman of the Board shall have the right to appoint the General Manager. The Series B
Shareholder is authorized and empowered to appoint an acting General
Manager, who shall be authorized to carry out the responsibilities and who shall have all power and authority of the General Manager as provided in this Agreement, until the appointment of a General Manager as provided in this
Section 8.1.

      Section 8.2  Delegation of Authority to the General Manager.  At
                   ----------------------------------------------
its first meeting the Board shall formally delegate powers to the General Manager by authorizing the execution of a power of attorney to the General Manager substantially in the form of Exhibit K. The Board and the Technical Management Committee may delegate additional powers to the General Manager, but the Technical Management Committee may not delegate any power or duty expressly reserved to it by this Agreement. The General Manager shall report and be responsible to the Technical Management Committee with respect to the performance of his or her duties. Nothing in the power of attorney granted to the General Manager shall authorize the General Manager or any director to take any action not otherwise authorized by this Agreement or the Board.

      Section 8.3  Removal of the General Manager.  At any time any
                   ------------------------------
director may request that the General Manager be replaced. If the Board does not reach unanimous agreement with respect to the request to replace the General Manager, the Chairman of the Board shall have the right to determine whether to replace the General Manager. If the Chairman of the Board determines not to remove the General Manager, the owners of the Series of Shares which did not elect the Chairman may initiate arbitration with respect to such proposed removal.

      Section 8.4  Reports by General Manager.  The General Manager
                   --------------------------
shall prepare monthly reports, which shall be furnished to the Technical Management Committee and to the Board, summarizing Operations conducted during the preceding month and comparing such Operations and the costs thereof to the applicable Program and Budget.


                                    ARTICLE 9
                                    ---------
                              PROGRAMS AND BUDGETS
                              --------------------

              Section 9.1   Operations To Be Conducted Pursuant to Programs
                            -----------------------------------------------
and Budgets.  Except as otherwise provided in Sections 7.7, 9.10 and 9.11 of
- -----------
this Agreement, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired substantially in accordance with Programs and Budgets adopted by Affirmative Majority Approval of the Board or determined by arbitration, in accordance with the provisions of this Article 9.

      Section 9.2   Initial Program and Budget.   The
                    --------------------------
Shareholders have approved the Initial Program and Budget and shall cause the Board to approve and adopt the Initial Program and Budget at its first meeting. Each of the Shareholders has elected to participate in the Initial Program and Budget to the full extent of its Ownership Interest. The Initial Program and Budget shall remain in effect from the date of this Agreement until the start of the Engineering Phase Program and Budget or the Board otherwise determines by Affirmative Majority Approval.

      Section 9.3   Project Feasibility Study.   The results of the
                    -------------------------
additional metallurgical testing and analysis which are being conducted as of the date of this Agreement shall be incorporated in the August 1992 Feasibility Study to produce a "Revised Feasibility Study." The Board shall meet to consider the Revised Feasibility Study within 20 days after its receipt by the Shareholders. If at such meeting the Board, unanimously approves the Revised Feasibility Study or such study as modified, the study thus approved shall be deemed the Project Feasibility Study. If at such meeting the Board fails to unanimously approve a feasibility study, the August 1992 Feasibility Study shall be deemed the Project Feasibility Study. The Project Feasibility Study will include a preliminary budget for Project Construction (the "Preliminary Construction Budget").

      Section 9.4   Engineering Phase Program and Budget.
                    ------------------------------------

       A. Either Shareholder may propose, at any time, that the Engineering Phase Program be commenced. However, unless the Board otherwise determines by Affirmative Majority Approval (subject to the provisions of Section 17.2F), the Engineering Phase Program and Budget shall not commence until after (i) both Shareholders have approved Project
Financing and are able to fund the Equity/Junior Subordinated Debt component of the Financing Plan in accordance with Section 2.4 of this Agreement or, in the absence of such conditions, (ii) one Shareholder has elected to proceed in accordance with Section 2.5 of this Agreement. Promptly upon the occurrence of either the circumstances of Section 9.4A(i) or 9.4A(ii), the Chairman of the Technical Management Committee after consulting with the committee will prepare and submit to the Board an Engineering Phase Program and Budget.

      B.   Within 20 days after the submission of a proposed
Engineering Phase Program and Budget, the Board shall hold a meeting at which the directors shall:

      (1)   Approve the proposed Engineering Phase Program and
Budget; or

      (2)   Propose modifications to the proposed Engineering
Phase Program and Budget; or

      (3)   Reject the proposed Engineering Phase Program and
Budget.

If at such meeting the directors by an Affirmative Majority Approval adopt the proposed Engineering Phase Program and Budget or some modification thereof, the Program and Budget thus adopted shall be the Engineering Phase Program and Budget. If at such meeting the directors fail to adopt an Engineering
Phase Program and Budget, the directors elected by either Series of Shares shall be authorized to refer the matter to arbitration pursuant to Article 17 of this Agreement. The Engineering Phase Program and Budget determined by such arbitration shall be deemed to have been adopted by the Board on the date of the arbitration award.

      C. The Engineering Phase Program shall be devoted principally to Detailed Engineering of the Project Feasibility Study. In conjunction with Detailed Engineering, the Preliminary Construction Budget shall be reviewed and a revised budget for Project Construction (the "Revised Construction Budget") shall be prepared.

      Section 9.5  Construction Phase Program and Budget.
                   -------------------------------------

      A. If the Revised Construction Budget does not include a Material Change to the Preliminary Construction Budget (as defined in Section
6.4 of this Agreement), the Revised Construction Budget shall be deemed adopted by the Board and shall automatically become the Construction Budget. If the Revised Construction Budget does include a Material Change to the Preliminary Construction Budget, the Board shall, within 30 days after receipt thereof, meet to consider the Revised Construction Budget. If at such meeting the Board by Affirmative Majority Approval adopts the Revised Construction Budget or another budget, such budget shall be the Construction Budget. If at such meeting the Board fails by Affirmative Majority Approval to adopt the Revised Construction Budget or by Affirmative Majority Approval to adopt another budget as the Construction Budget, the directors elected by either Series of Shares shall be authorized to refer the matter to arbitration as provided in Article 17 of this Agreement. The budget determined by such arbitration shall be the Construction Budget and shall be deemed to have been adopted by the Board on the date of the arbitration award. The Construction Budget, however adopted or determined, shall include appropriate escalations and contingencies.

      B. Upon adoption by the Board or determination by arbitration, as provided in this Section 9.5, the Construction Budget, and the Program necessary to achieve Project Construction in accordance therewith, shall be deemed the Construction Phase Program and Budget. The Construction Phase Program and Budget will cover the period from its effective date until the start of the first Budget Period occurring after the Completion of Construction, unless the duration of the Construction Phase Program and Budget is modified by the Board.

      Section 9.6   Preparation of Programs and Budgets After Completion of
                    -------------------------------------------------------
Construction.
- ------------

      A. On or before May 1 and November 1 each year, starting on the first such date after the Completion of Construction, the Technical Management Committee shall prepare and submit to the Board a proposed Program and Budget for the ensuing Budget Period. Each such proposed Program and Budget shall be in a form and degree of detail approved by the Board, which once established shall thereafter be utilized, unless the Board otherwise determines.

      B. In preparing each proposed Program and Budget for a Budget Period after the Completion of Construction, the Chairman of the Technical Management Committee shall determine the extent to which and the sources from which funds will be required to implement the proposed Program and Budget. In making such determinations, the Chairman of the Technical Management Committee shall as a first priority look to the Company's available cash flow.

      Section 9.7   Adoption of Programs and Budgets After Completion
                    -------------------------------------------------
of Construction.
- ---------------

      A. Within 20 days after submission of any proposed Program and Budget, (other than the Initial Program and Budget, which the Shareholders have approved, the Engineering Phase Program and Budget, which shall be adopted or determined as provided in Section 9.4 of this Agreement, and the Construction Phase Program and Budget, which shall be adopted or determined as provided in Section 9.5 of this Agreement) the Board shall hold a meeting at which the directors shall:

      (1)   Approve the proposed Program and Budget; or

      (2)   Propose modifications to the proposed Program and Budget; or

      (3)   Reject the proposed Program and Budget.

If at such meeting the directors by an Affirmative Majority Approval adopt the proposed Program and Budget or some modification thereof, the Program and Budget thus adopted shall be the Program and Budget for the ensuing Budget Period. If at such meeting the directors fail to adopt a Program and Budget, the Board, subject to the provisions of Section 9.8 of this Agreement shall immediately endeavor in good faith to develop a Program and Budget for the ensuing Budget Period which may be adopted by Affirmative Majority Approval of the Board.

      Section 9.8   Failure of Board to Adopt Programs and Budgets
                    ----------------------------------------------
after Completion of Construction.  After the Completion of Construction, if the
- --------------------------------
Board fails, for any reason, to approve a Program and Budget by June 15 or December 15, as the case may be, the directors elected by either Series of Shares shall be authorized to refer the matter to arbitration pursuant to
Article 17 of this Agreement. If the Board fails to adopt a Program and Budget for any such Budget Period, the Technical Management Committee shall be authorized to continue Operations at levels of production and expenditure comparable with the last Adopted Program and Budget, unless the Board otherwise directs by Affirmative Majority Approval, and the last Adopted Program and Budget shall be deemed extended at such levels.

      For purposes of this Section 9.8, Operations shall be considered to at "levels of production and expenditure comparable with the last Adopted Program and Budget" if both the costs of, and the quantity of gold bullion produced by, such Operations are not more than 10% larger or smaller than, respectively, the inflation-adjusted costs and gold bullion production in the last Adopted Program and Budget. For purposes of this Section 9.8, "inflation-adjusted costs" shall be determined by multiplying the budgeted costs by one plus the rate of increase or one minus the rate of decrease in the Unidad de Fomentos since the start of the Budget Period covered by the last Adopted Program and Budget.

      Section 9.9  Election to Participate in Programs and Budgets.  By
                   -----------------------------------------------
notice to the Board within twenty (20) days after the adoption or determination by arbitration of an

Adopted Program and Budget, (including the Engineering Phase Program and Budget and the Construction Phase Program and Budget; but excluding the Initial Program and Budget) a Shareholder may elect to contribute to such Adopted Program and Budget in some lesser amount than its respective Ownership Interest, or not at all, in which cases its Ownership Interest shall be recalculated as provided in
Section 4.5 of this Agreement. If a Shareholder fails to so notify the Board of its election with respect to such an Adopted Program and Budget within such 20 day period, the Shareholder shall be deemed to have elected to contribute to such Adopted Program and Budget in proportion to its respective Ownership Interest as of the beginning of the period covered by the Adopted Program and Budget.

      Section 9.10  Budget Overruns and Program Changes.  The
                    -----------------------------------
Chairman of the Technical Management Committee shall promptly notify the Board of any actual or anticipated material departure from an Adopted
Program and Budget. The Technical Management Committee shall not exceed an adopted Budget (other than the Construction Budget, for which overruns not resulting directly from a Material Change to the Construction Phase Program and Budget, shall not be limited except as expressly provided in Section 7.7) by more than 10% unless expressly authorized by the Affirmative Majority Approval of the Board. The Chairman of the Technical Management Committee shall have the authority to overrun the Construction Budget, subject only to those matters specified in Section 7.7 of this Agreement. Budget overruns shall be borne by the Shareholders in proportion to their respective Ownership Interests as of the time the overrun occurs, subject to the provisions of Section 11.2 of this Agreement.

      Section 9.11  Emergency and Unexpected Expenditures.
                    -------------------------------------
Notwithstanding any other provision of this Agreement or of the Bylaws, in case of emergency, the Technical Management Committee may take any reasonable action it deems necessary to protect life or property, to protect the Assets or to comply with law or government regulation. The Chairman of the Technical Management Committee shall promptly notify the Board of any emergency expenditure. The costs of actions resulting from emergencies shall be borne by the Shareholders in portion to their respective Ownership Interests as of the time the emergency occurs.

      Section 9.12  Amendment of Programs and Budgets.  At any time,
                    ---------------------------------
the Chairman of the Technical Management Committee, after consultation with the Technical Management Committee, may propose the amendment of an Adopted Program and Budget, in which event the procedures of Sections 9.4B,
9.5 or 9.7 as the case may be shall apply. If as a result of such proposed amendment, the Adopted Program and Budget is revised, each Shareholder shall make one of the elections specified in Section 9.9 with respect to such revised Adopted Program and Budget, within the time therein specified.


                                   ARTICLE 10
                                   ----------
                      INITIAL AND SUBSEQUENT CONTRIBUTIONS
                      ------------------------------------

              Section 10.1  Initial Contributions of the Shareholders.  In
                            -----------------------------------------
addition to the contribution of cash to the Company required by Transitory
Article 1 of the Bylaws, AGRI
and Bema Bermuda shall contribute the following to the Company (the Initial Contributions"):

      A.   The Series B Shareholder shall:

         (1) Pursuant to the 1992 Purchase Agreement, contribute the "Fixed Portion" of the purchase price specified in Clause Fourth thereof, as defined therein. Such contributions shall be made by cash funded through equity contributions and/or through junior subordinated loans evidenced by one or more Junior Subordinated Promissory Notes in the form of Exhibit L attached hereto, and in such ratios consistent with the Investment Contract as the Series B Shareholder determines. The Series B Shareholder shall contribute all expenses incurred in connection with such contributions, including any stamp tax and withholding costs.

         (2) Contribute to the Company all costs and expenses and invoices (including taxes thereon) relating to services performed and data acquired by AGI or its Affiliates, including the 1992 Feasibility Study, on or prior to the date of this Agreement in connection with the Refugio Project Properties (which services and data may be invoiced by AGI or its Affiliates at any time prior to commencement of production).

      B.   The Series A Shareholder shall:

         (1) Contribute to the Company all payments and costs that the Company is required to make or bear in connection with or under the Data License, including any stamp tax, withholding tax, or reserve requirements.

         (2) Contribute to the Company all costs necessary to obtain the approval of the transfer of the Army Use Contracts to the Company on terms and conditions acceptable to the Series B Shareholder.

         (3) Contribute to the Company all payments and costs that the Company is required to make or bear in connection with or under the Water Rights Agreement dated as of November 18, 1992.

         (4) Contribute to the Company all payments and costs that the Company is required to make or bear in connection with or under the Claim Purchase Agreement, dated as of November 18, 1992, relating to the Laguna 1-11 and Hielo 1-9 mining claims.

         (5) Contribute to the Company all costs, expenses and invoices (including any taxes thereon) relating to services performed on or prior to the date of this Agreement by Bema in connection with the Refugio Project Properties which services may be invoiced by Bema at any time prior to commencement of production).

      C. The Series A Shareholder shall also be entitled, as part of its Initial Contribution, to cause the Company to purchase the Exploration and Evaluation Data pursuant to a contract substantially in the form of Exhibit E to this Agreement and subject to the terms and conditions specified in this
Section 10.1C. The Series A Shareholder shall contribute to the Company all costs of purchasing the Exploration and Evaluation Data and all expenses incurred in connection with any such purchase, including any stamp tax, withholding costs and IVA.

      D. All contributions made by the Series A Shareholder pursuant to the Sections 10.1B and 10.1C shall be made by cash funded through equity contributions and/or through junior subordinated loans evidenced by one or more Junior Subordinated Promissory Notes in the form of Exhibit L attached hereto, and in such ratios consistent with the Investment Contract as the Series A Shareholder determines.

       E. Notwithstanding any other provision of this Agreement, for purposes of the formula provided in Section 4.5 of this Agreement the "Initial Contribution" of the Series A Shareholder is U.S. $22.5 million and "Initial Contribution" of the Series B Shareholder is U.S. $22.5 million.

      F. Each Shareholder covenants and agrees, and it will be a condition of the making of any Subordinated Loan in the form of Exhibit L under DL600, that the holder of such loan will agree with the Company (i) that payment of principal or interest on such Note shall be made only out of Cash Available for Distribution payable in respect of the Series of Shares on whose behalf the loan was advanced; (ii) any payment of principal may be deferred to a date acceptable to the Company but in any event not later than three years after the last payment date and a new rate, or an extension of the due date of the existing note, shall be made accordingly; (iii) the Shareholder on whose behalf the loan is advanced shall bear all costs of stamp tax and encaje; and (iv) the note will be declared in default only under those circumstances set forth in paragraphs 2(e)(i)-(iv) of Exhibit L.

      Section 10.2  Use of Initial Contributions. The contributions to the
                    ----------------------------
Company made by the Shareholders pursuant to Section 10.1 of this Agreement, shall be used as follows:

      A. The contributions made by the Series B Shareholder shall be used to pay the Fixed Portion (as therein defined) of the purchase price pursuant to Clause Fourth of the 1992 Purchase Agreement, but not the Variable Portion (as therein defined); and

      B. The contributions made by the Series A Shareholder shall be used to make payments due pursuant to the Data License and to the Promise to Sell Water Rights and to discharge the other obligations of the Series A Shareholder under Section 10.1B of this Agreement.

      Section 10.3  Default in Making Contributions.  Subject to the
                    -------------------------------
provisions of Section 10.4, the Shareholders acknowledge that if a Shareholder defaults in making a contribution to an Adopted Program and Budget in which, pursuant to Section 9.9 of this Agreement, it has elected to participate or is deemed to have elected to participate, it will be difficult to measure the damages resulting therefrom. The non-defaulting Shareholder may, with respect to any such default not cured within 10 days after delivery of notice of such default to the defaulting Shareholder, elect one of the following remedies by giving notice to the defaulting Shareholder:

      A. The non-defaulting Shareholder shall have the right but not the obligation to advance or cause to be advanced to the Company, as subordinated debt under DL600 or otherwise, the defaulted contribution on behalf of the defaulting Shareholder and treat the same, together with any accrued interest, as a demand loan to the defaulting Shareholder (a "Default Loan") bearing interest from the date of the advance until paid at the Effective Interest Rate plus an additional two percent, but in no event at a rate higher than the maximum rate permitted by law. A Default Loan and any security interest relating thereto shall be subordinate to the Project Financing or any other secured debt, unless otherwise agreed by the creditor of any such Project Financing or other secured debt. The non-defaulting
Shareholder agrees to evidence such subordination by such instruments as such creditor may reasonably request. The failure to repay a Default Loan upon demand shall be a default, with respect to which the non-defaulting Shareholder shall have the right but not the obligation to make a Default
Loan. Failure timely to repay any Default Loan shall entitle to other Shareholder to enforce the security for the loan and to exercise the rights provided in Section 10.3B.

      Each Shareholder hereby grants to the other a lien upon its interest in the Shares, the Assets and a pledge of and security interest in its Shares and in its Ownership Interest, including its interest in Products and the proceeds therefrom, to secure any Default Loan made hereunder, including interest thereon, reasonable attorneys fees and all other reasonable costs and expenses incurred in recovering the loan with interest and in enforcing such lien, pledge, or security interest, or both, but in all cases subordinated to any Project Financing or other secured debt now or hereafter incurred by the Company, as provided above.

      B. The non-defaulting Shareholder may elect, by notice to the defaulting Shareholder at any time within fifteen (15) days after expiration of the cure period provided in this Section 10.3, or on failure to repay a Default Loan on demand to have all of the Shares owned by the defaulting
Shareholder converted into Series C Shares, which shall be entitled to receive only 10% of Net Profits thereafter generated by the Company, determined as provided in Exhibit F to this Agreement, upon which conversion the defaulting Shareholder shall have no Ownership Interest in, or any rights with respect to, the Company or the Refugio Project Properties except as provided in Exhibit F.

      C. Notwithstanding any other provision of this Agreement, if the Series A Shareholder (1) defaults with respect to the repayment of principal or interest on any Initial Program Loan, or (2) fails to make timely any contribution for the Initial Program and Budget which it is required to make prior to the earlier of December 31, 1993 or the acceptance by the Series A Shareholder of a written commitment for Project Financing, the Ownership Interest of the Series A Shareholder shall be reduced and the Ownership
Interest of the Series B Shareholder shall be increased in accordance with the formula set forth in Section 4.5 of this Agreement, using the amount of such defaulted loan payment or the amount not contributed to the Initial Program and Budget, as the case may be, as the basis for such adjustment of Ownership Interests.

      Section 10.4  Default in Contribution to Construction Phase
                    ---------------------------------------------
Program and Budget.  The provisions of Section 10.3 shall apply during the
- ------------------
Construction Phase Program, unless the default of a Shareholder in timely contributing additional equity required by the Construction Phase Budget is the direct result of the failure or refusal by the lender providing Project Financing to provide funds it has committed to provide, other than such a failure or refusal resulting from an act or omission of the defaulting Shareholder.

      Section 10.5  Reimbursement of IVA Distribution.  If the Company
                    ---------------------------------
receives reimbursement of, and distributes to the Series A Shareholder, any IVA paid in connection with the purchase of the Existing Exploration and Evaluation Data, as provided in Section 10.1C, which must thereafter be reimbursed by the Company to the government, Bema Bermuda shall bear all costs making all such payments of such IVA. Bema Bermuda shall indemnify and hold AGRI and its Affiliates harmless from and against all costs of repayment of such IVA and all costs relating thereto. If such IVA and all costs relating thereto are not paid to the Company by Bema Bermuda no fewer than thirty days prior to the date on which such IVA must be paid to the government, such failure shall be deemed to constitute a default in making contributions to an Adopted Program and Budget under Section 10.3 hereof, provided that the cure period with respect to such default shall be reduced to five days after notice of default.

      Section 10.6  Remedies Cumulative.  A non-defaulting Shareholder
                    -------------------
may elect one or more of the remedies available to it under this Agreement, or, to the extent a Shareholder has a cause of action for damages, or a lien, pledge or security interest under applicable law, it shall be entitled to its rights and remedies at law and in equity, subject to the conditions and limitations of Article 17 of this Agreement. All such remedies shall be cumulative. The election of one or more remedies shall not waive the election of any other remedies.


                                   ARTICLE 11
                                   ----------
                                      LOANS
                                      -----

      Section 11.1  Initial Program Loan.  If the Series A Shareholder so
                    --------------------
requests, at least five days in advance of the date on which such contributions are due, the Series B Shareholder shall fund any contributions which the Series A Shareholder is required to make prior to April 1, 1993 pursuant to the Initial Program and Budget, up to an aggregate total of U.S. $600,000. All funds advanced by or on behalf of the Series B Shareholder to the Company for the benefit of the Series A Shareholder pursuant to this Section 11.3 shall be treated as a loan from the Series B Shareholder to the Series A Shareholder (an "Initial Program Loan"). An Initial Program Loan shall be evidenced by a note substantially in the form of Exhibit M to this Agreement, and shall be subject to Section 11.5 of this Agreement. Any default by the Series A Shareholder in the payment of principal or interest due with respect to an Initial Program Loan shall, result in a reduction of the Ownership Interest of the Series A Shareholder and a corresponding increase in the Ownership Interest of the Series B Shareholder, as provided in Section 10.3C of this Agreement. The Series A Shareholder shall execute any and all documents, promissory notes and other instruments as may be reasonably requested by the Series B Shareholder to evidence the obligations of the Series A Shareholder pursuant to all Initial Program Loans.

      Section 11.2  Construction Credit Facility Loan.  Upon approval by
                    ---------------------------------
the Board of the Construction Phase Program and Budget, unless the Series B Shareholder has elected to proceed pursuant to Section 2.5, the Series A Shareholder may request from the Series B Shareholder a credit facility, not to exceed U.S. $10 million, to be used exclusively for purposes of funding the contribution obligations of the Series A Shareholder for the costs of Project Construction under the Construction Phase Program and Budget, as such contributions become due. The Series B Shareholder shall have the right to determine in its sole and absolute discretion whether to extend the requested credit facility, and shall respond to a request for a credit facility within 10 days after its receipt. Each advance made under this credit facility (a "Construction Credit Facility Loan") shall be evidenced by a note substantially in the form of Exhibit O to this Agreement and shall be subject to the provisions of Section 11.5 this Agreement.

      A. If the Series B Shareholder extends a credit facility pursuant to this Section 11.1, the credit facility shall be deemed accepted by the Series A Shareholder and the proceeds of all Construction Credit Facility Loans shall be paid by or on behalf of the Series B Shareholder to the Company on behalf of the Series A Shareholder and used solely to fund, (only to the extent of such Construction Credit Facility Loan) the contribution obligations of the Series A Shareholder for the costs of Project Construction under the Construction Phase Program and Budget, as such contributions become due. The Series A Shareholder shall execute any and all documents, promissory notes and other instruments as may be reasonably requested by the Series B Shareholder to evidence the obligations of the Series A Shareholder pursuant to the credit facility and Construction Credit Facility Loan.

      B. If the Series B Shareholder determines not to extend the credit facility, Project Construction shall not be commenced and in lieu of the Construction Phase Program and Budget, the Technical Management Committee shall undertake only those activities necessary to maintain title to the Refugio Project Properties and for the maintenance of the Assets ("Asset Maintenance Costs"), unless and until the Board determines otherwise by Affirmative
Majority Approval; provided, however, that in such event either Shareholder may proceed under Section 2.5 of this Agreement. Each Shareholder hereby commits to contribute timely its proportionate share of all Asset Maintenance Costs in accordance with its Ownership Interest, and agrees that the failure to do so will constitute a default in making a required contribution to an Adopted Program and Budget. If a Shareholder defaults in making a contribution required by this Section 11.2 for Asset Maintenance Costs, the nondefaulting Shareholder shall have all the rights and remedies specified in
Section 10.3 with respect to any such default.

      Section 11.3  Construction Overrun Loan.  If both the Series A
                    -------------------------
Shareholder and the Series B Shareholder have elected pursuant to Section 9.9 to participate in the Construction Phase Program and Budget, or if the Series
A Shareholder pursuant to Sections 2.5A(1) or 2.5A(2) has elected to participate in a project proposed by the Series B Shareholder (provided that if the election was pursuant to Section 2.5A(2) the Series B Shareholder has elected to extend a credit facility as provided in Section 11.4), then upon the request of the Series A Shareholder, the Series B Shareholder shall fund any contributions needed for Project Construction (but only for Project Construction) required from the Series A Shareholder in excess of its proportionate share of the Construction Budget, including any additional contributions required to fund Change Orders. All funds advanced by or on behalf or the Series B Shareholder pursuant to this Section 11.3 shall be paid to the Company on behalf of the Series A Shareholder and shall be treated as a loan from the Series B Shareholder to the Series A Shareholder (a "Construction Overrun Loan"). A Construction

Construction Phase Program and Budget, or if the Series A Shareholder pursuant to Sections 2.5A(1) or 2.5A(2) has elected to participate in a project proposed by the Series B Shareholder (provided that if the election was pursuant to Section 2.5A(2) the Series B Shareholder has elected to extend a credit facility as provided in Section 11.4), then upon the request of the Series A Shareholder, the Series B Shareholder shall fund any contributions needed for Project Construction (but only for Project Construction) required from the Series A Shareholder in excess of its proportionate share of the Construction Budget, including any additional contributions required to fund Change Orders. All funds advanced by or on behalf or the Series B Shareholder pursuant to this Section
11.3 shall be paid to the Company on behalf of the Series A Shareholder and shall be treated as a loan from the Series B Shareholder to the Series A Shareholder (a "Construction Overrun Loan"). A Construction Overrun Loan shall be evidenced by a note substantially in the form of Exhibit O to this Agreement and subject to Section 11.5 of this Agreement.

      Notwithstanding any other provision of this Agreement, the obligations of the Series B Shareholder under this Section 11.3 shall remain in force and effect only so long as (i) Bema Bermuda or an Affiliate of Bema Bermuda owns all of the Series A Shares (other than any such Shares held by AGRI or its Affiliates), and (ii) there is no change in control of Bema Bermuda. As used in this Section 11.3, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

      Section 11.4  Project Construction Loan.  Pursuant to Section 2.5A (2) the
                    -------------------------
Notified Shareholder may request from the Notifying Shareholder a credit facility, to be used exclusively for purposes of funding the contribution obligations of the Notified Shareholder for the costs of Project Construction of the proposed project, as such contributions become due. The Notifying Shareholder shall have the right to determine in its sole and absolute discretion whether to extend the requested credit facility, and shall respond to a request for a credit facility within 10 days after its receipt. Each advance made under this credit facility (a "Project Construction Loan") shall evidenced by a note substantially in the form of Exhibit N to this Agreement and subject to the provisions of Section 11.5 this Agreement.

      A. If the Notifying Shareholder extends a credit facility pursuant to Section 11.4, the credit facility shall be deemed accepted by the Notified Shareholder and the proceeds of all Project Construction Loans shall be paid to the Company on behalf of the Notified Shareholder and used solely to fund, (only to the extent of such Project Construction Loan) the contribution obligations of the Notified Shareholder for the costs of Project Construction for the proposed project, as such contributions become due. The Notified Shareholder shall execute any and all documents, promissory notes and other instruments as may be reasonably requested by the Notifying Shareholder to evidence the obligations of the Notified Shareholder pursuant to the credit facility and Project Construction Loan.

      B. If the Notifying Shareholder determines not to extend the credit facility, the proposed project shall not be commenced and in lieu thereof the Technical Management Committee shall undertake only those activities necessary to maintain title to the Refugio Project Properties and for the maintenance of the Assets unless and until the Board determines otherwise by Affirmative Majority Approval; provided, however, that in such event either Shareholder may proceed under Section 2.5 of this Agreement. Each Shareholder hereby commits to contribute timely its proportionate share of all Asset Maintenance Costs in accordance with its Ownership Interest, and agrees that the failure to do so will constitute a default in making a required contribution to an Adopted Program and Budget. If a Shareholder defaults in making a contribution required by this Section 11.4 for Asset Maintenance Costs, the nondefaulting Shareholder shall have all the rights and remedies specified in Section 10.3 with respect to any such default.

      Section 11.5  Terms of Loans.  If the Series B Shareholder or an
                    --------------
Affiliate of the Series A Shareholder makes an Initial Program Loan, a Construction Credit Facility Loan and/or a Construction Overrun Loan on behalf of the Series A Shareholder, or the Notifying Shareholder or an Affiliate of the Notifying Shareholder makes a Project Construction Loan on behalf of the Notified Shareholder, the loan shall be:

      A. Subordinate to the Project Financing and consistent with Project Financing Documents.

      B. At the Effective Interest Rate or at the cost of funds to the Company for project financing for the Refugio Project from third parties in an amount of U.S. $10 million or more, whichever is greater, but in not event higher than the rate permitted by applicable law, except that the interest rate for an Initial Program Loan shall be LIBOR plus two percent, and in each case, net of any withholding taxes, reserve requirements, and other costs and expenses of making or holding such loans, all of which shall be the responsibility of the Shareholder on whose behalf the loan was made, it being the intent of the Shareholders that the interest rate payable to the Shareholder extending such a loan shall be a net rate;

      C. Repaid firstly, to the Shareholder entitled to repayment or its order, outside Chile and net of any Chilean taxes, as to interest which has accrued from the date of advance and then as to principal, to the extent permitted by Project Financing, from 80% of Cash Available for Distribution from the Company that would otherwise be made to the Shareholder obligated to repay the loan, except that a Project Construction Loan shall be so repaid from 85% of such Cash Available for Distribution and an Initial Program Loan shall be payable in full on the due date; and

      D. Subject to the right of the Shareholder, at any time and from time to time, to repay any such loan, provided that if a Shareholder repays a loan other than as provided in Section 11.4C, it shall bear all costs and expenses incurred by the other Shareholder with respect to early payment, including any breakage costs.

      E. A Shareholder receiving a loan pursuant to this Agreement shall pay and bear all costs and all taxes imposed by any governmental or taxing authority in Chile, including all costs associated with any reserve required by the central bank, and any stamp and withholding taxes.

      Section 11.6  Special Provisions Concerning Control of Board.
                    ----------------------------------------------
Notwithstanding any other provision of this Agreement or of the Bylaws, if the Series B Shareholder makes a Construction Overrun Loan to the Series A Shareholder in excess of U.S. $10 million, the directors elected by the Series B Shareholder will then have the right and authority to exercise all powers of the Board until such time as the Series A Shareholder have repaid the outstanding principal balance of the Construction Overrun Loan to U.S. $5 million or less. During any such period, the directors elected by the Series B Shareholder may not use the control of the Board granted in the immediately preceding sentence to approve:

      A. A capital outlay in any one year for an expansion of facilities, subsequent to Completion of Construction of more than U.S. $2 million;

      B. The abandonment, sale or the disposition of any of Assets in any one year having a value of more than U.S. $2 million, except that such restriction shall not apply to sales or dispositions of Products, surplus or obsolete plant or equipment or other materials in the ordinary course of business;

      C. The settlement of any suit, claim, arbitration or demand involving the Company or the Assets in excess of U.S. $1 million; or

      D. Any decision that would constitute an intentional and material default of the 1992 Purchase Agreement and related contract of sale by which title to any material portion of the Refugio Project Properties is held.

None of the restrictions relating to control of the Board set forth in this
Section 11.7 shall apply if the directors elected by the Series B Shareholder hold a majority of the Directors Votes.

      Section 11.7  Use of Qualified Financial Institution. The Series B
                    --------------------------------------
Shareholder shall have the right to make any Construction Credit Facility
Loan, Construction Overrun Loan, Initial Program Loan, Project Construction Loan, Default Loan or demand loan through a Qualified Financial Institution, including one wholly owned by the Series B Shareholder or its Affiliates, and the Series A Shareholder shall bear all charges, fees and costs thereof. All or any portion of any such loans may be made as a subordinated loan under DL600, in which event the Series A Shareholder shall convert to equity a sufficient amount of its then-outstanding subordinated debt as may be necessary to comply with DL600 and the Investment Contract.

                                   ARTICLE 12
                                   ----------
                      ACCOUNTS, SETTLEMENTS AND DIVIDENDS
                      -----------------------------------

              Section 12.1  Monthly Statements.  The Technical Management
                            ------------------
Committee shall by the twentieth (20th) of each month submit to each Shareholder a statement of account reflecting in reasonable detail the charges and credits to the Company during the preceding month.

      Section 12.2  Requests for Additional Operating Equity. The
                    ----------------------------------------
Technical Management Committee shall submit to each Shareholder prior to the last day of each month, a request for the contribution of additional equity to the Company in an amount corresponding to the estimated cash requirements for the next month. Subject to any applicable requirements of the Project Financing Documents and the terms of any outstanding Initial Program Loan, Project Construction Loan, Construction Credit Facility Loan, Construction Overrun Loan, Default Loan or demand loan, the Technical Management
Committee shall apply as a credit against the contribution request any funds held by the Company for the benefit of the Shareholder to which the contribution request is directed. Within 10 days after receipt of a contribution request, each Shareholder shall pay to the Company its proportionate share of the amount by which its requested contribution exceeds its available share of such credits. Time is of the essence with respect to such payments. The Technical Management Committee shall at all times maintain a cash balance approximately equal to the rate of disbursement for up to 90 days. All funds in excess of immediate cash requirements shall be invested for the benefit of the Company in interest-bearing accounts in such bank or banks as is determined by the Technical Management Committee or the General Manager.

      Contributions by Shareholders shall be made in cash by means of capital contributions or loans evidenced by junior subordinated debt obligations of the Company to such Shareholder or its designee, evidenced by a promissory note in the form of Exhibit L to this Agreement, to the extent permitted by the Project Financing Documents. For purposes of determining the amount of contributions made by the Shareholders under Section 4.5 of this Agreement, the amount of principal outstanding that has been contributed in the form of loans evidenced by junior subordinated debt obligations and accrued by unpaid interest thereon, shall be treated as a contribution to the Company. It is agreed that amounts contributed in the form of junior subordinated debt obligations shall be at a variable interest rates not to exceed the then current LIBOR, plus three percent, and that no interest, principal or other payments shall be made with respect to such debt obligations except to the extent that the Board declares there is Cash Available for Distribution. Interest shall accrue until the same is paid. The Shareholder for whose benefit the loan was extended shall pay all stamp tax and Chilean withholding tax, and shall be responsible for all costs of the reserve requirements of the Banco Central de Chile.

      Section 12.3  Failure to Contribute Additional Operating Equity.  A
                    -------------------------------------------------
Shareholder that fails to contribute additional equity in the amount and at the times specified in Section 12.2 shall be in default, and the amounts of the defaulted contribution request shall bear interest from the date due at the Effective Interest Rate, plus an additional two percent, but in no event, shall the rate of interest exceed the maximum permitted by law. The non-defaulting Shareholder shall have those rights, remedies and elections specified in
Section 10.3 of this Agreement.

      Section 12.4  Cash Available for Distributions.  "Cash Available for
                    --------------------------------
Distributions" means, so long as the financial books of the Company are maintained in United States dollars, on any date of calculation and subject to any requirements of Project Financing, including any cash reserves, the positive difference resulting from;

      A. The amount of cash, and cash equivalent, in all accounts of CMM plus any spot gold sale receivables;

      B.   Less, without duplication, the sum of the following items:

         (1) Current liabilities for the next three months but including all current liabilities for Chilean taxes payable and excluding long term debt and debt required for working capital purposes contemplated by
Section 6.3H,

         (2) Debt service requirements for all third party Company debt due within three months; and

         (3) Budgeted operating and capital expenditures forecast for the next two months and reasonable and normal reserve accounts for reclamation and other governmental obligations.

      Cash Available for Distribution shall exclude the effects of any monetary revaluations required by Chilean law for tax or other purposes but shall include any cash effects of currency translation adjustments of converting between United States dollars and Chilean pesos.

      If the sum of 12.4B(1), (2) and (3) exceeds U.S. $10,000,000, the
Board may consider the distribution of a portion of such excess amount, if in its judgment the excess can be distributed without adversely impacting the Company's financial position.

      Section 12.5  Payments and Distributions.
                    --------------------------

      A. The Cash Available for Distributions, whether as payment for principal or interest on any subordinated debt to the Shareholders or their Affiliates, or as dividends for payment to any Series of Shares, shall be adjusted as follows:

      (1)   To the Series A Shareholder:

         (a)   Cash Available for Distribution to the Series A
Shareholder shall be (i) reduced by all royalties and payments made by CMM to CMR under Article Fourth Section 2)A) of the 1992 Purchase Agreement, the burden of which payments shall be borne exclusively by the Series A Shareholder; and (ii) shall be increased by an amount equal to the benefit of any first category tax deduction obtained by CMM due to such payments to CMR;

         (b) Cash Available for Distribution attributable to the Series A Shareholder shall be increased by an amount equal to (i) the benefit of any first category tax deduction that has been obtained by CMM from data, services invoiced and other purchases or acquisitions made by CMM with the Initial Contributions attributed to the Series A Shareholder or its Affiliates, provided that such Series A Shareholder shall bear the burden of any disallowance of any such deduction, plus (ii) interest on such amount equal to the amount of interest paid by Banco de Chile for time deposits in dollars, from the time such deduction is taken by the Company until the time it is paid.

      (2)   To Series B Shareholder:

         (a)   Cash Available for Distribution attributed to the Series
B Shareholder shall be (i) reduced by all royalties and payments made by CMM to CMR under Article Fourth Sections 2)B) and 2)C), of the 1992 Purchase Agreement, the burden of which payments shall be borne exclusively by the Series B Shareholder; and (ii) increased by an amount equal to the benefit of any first category tax deduction obtained by CMM due to such payments to CMR;

         (b)  Cash Available for Distribution to the Series B
Shareholder shall be increased by an amount equal to the (i) benefit of any first category tax deduction that has been obtained from CMM from the purchases of the Refugio Project Properties and other acquisitions by the Company arising from the Initial Contributions attributed to the Series B Shareholder or its Affiliates, provided that such Series B Shareholder shall bear the burden of any disallowance of such deduction, plus (ii) interest on such amount equal to the amount of interest paid by Banco de Chile for time deposits in dollars, from the time such deduction is taken by the Company until the time it is paid.

      (3) The Cash Available for Distribution to a Series of Shares shall be increased by the amount of the benefit of the first category tax deduction obtained by CMM resulting from any interest expense deduction taken by CMM with respect to any interest payments made to the holder of such Series of Shares or an Affiliate thereof, and decreased by the amount of any stamp tax paid by the Company in connection therewith. Each Series of Shares shall be responsible for any withholding tax payable by the Company in connection with any payment made to such Series of Shares or to a qualified financial institution on behalf of such Series of Shares.

      (4)   Nothing contained herein shall be deemed to relieve either
Series of Shares from any withholding or other taxes on any funds distributed to or on behalf of such Shares, all of which will be borne by that Series of Shares and adjusted in the Cash Available for Distribution otherwise payable to such Shares. Any payments of Cash Available for Distribution to the Shareholders shall be expressly subject and subordinate to any Project Financing Documents.

      Section 12.6  Audits.  Upon request made by any Shareholder
                    ------
within 12 months following the end of any calendar year (or, if the Board has adopted an accounting period other than the calendar year, within 12 months after the end of such period), an audit of the accounting and financial records of the Company for such calendar year (or other accounting period) shall be performed by the Santiago office of Langton Clarke or Price
Waterhouse. All written exceptions to the audit and claims upon the Company for discrepancies disclosed by such audit shall be made not more than 3 months after receipt of the audit report. Failure to make any such exception or claim within the 3 month period shall mean the audit is correct and the accounting and financial matters subject to such audit are binding upon the Shareholders.




                                   ARTICLE 13
                                   ----------
                                SALE OF PRODUCTS
                                ----------------

      Section 13.1  Sales of Refined Precious Metals.  Subject to the
                    --------------------------------
provisions of the Project Financing Documents, the Company shall arrange for refining by one or more refineries located outside Chile of all dore and precious metals concentrates produced from the Refugio Project Properties.
Each such refinery shall be required to produce a refined gold bullion of at least 0.995 purity in the case of gold and at least 0.999 purity in the case of silver, in both cases meeting the specifications of the requirements for good delivery in the London Bullion Market Association or its successor or otherwise as provided by the Board. All refined gold and silver bullion shall be sold for the account of the Company, unless distribution of refined gold and silver to the Shareholders is authorized by the Board.

      If the Company produces any valuable mineral product other than refined precious metals or a dore or concentrate containing precious metals, it shall sell such other Products on a commercially reasonable basis.

      Section 13.2  Trading Activities.  Each Shareholder acknowledges
                    ------------------
the other Shareholder and its Affiliates may from time to time enter forward sale and/or purchase contracts, spot-deferred contracts, option and/or other price hedging and price protection arrangements and mechanisms, and speculative purchases and sales of forward, futures and option contracts, both on and off commodity exchanges ("Trading Activities") in connection with refined precious metals and other Products produced wholly or in part from the Refugio Property or the Buffer Zone and attributable to the Ownership Interest of the other Shareholder. Each Shareholder further acknowledges and agrees that the Trading Activities of the other Shareholder and its Affiliates, and the profits and losses generated thereby, shall not, in any manner, be deemed or considered activities by or for the Company, nor taken into account in any manner in determining the revenues or losses of the Company. Each Shareholder acknowledges that as a result of the other's
Trading Activities, the other Shareholder and/or its Affiliates may receive additional or reduced proceeds in connection with the sale of refined precious metals and other Products produced from the Refugio Property or the Buffer Zone. Each Shareholder expressly waives any right or claim to share in profits or receive any benefit whatsoever resulting directly or indirectly from the other's Trading Activities. Neither Shareholder shall have any liability for any loss resulting from Trading Activities conducted by the other Shareholder. It is expressly agreed that the foregoing provisions of this
Section 13.2 are not intended to confer any authority on either Shareholder to conduct Trading Activities on behalf of the Company, or to grant either Shareholder the right to have the other Shareholder conduct Trading Activities on its behalf. Any Trading Activities conducted by or on behalf of the Company, shall require the prior express authorization of the Board.

      Section 13.3  Purchase of Dore.  Each of the Shareholders shall
                    ----------------
have the right to purchase a portion of the dore produced by the Company corresponding to its Ownership Interest, subject in each case to (i) the provisions of any Project Financing Documents; (ii) the provisions of any royalty obligations of the Company being unaffected; (iii) existing refining contracts; (iv) the condition that there are no adverse tax, legal, central bank, Investment Contract or economic consequences to the other Shareholder or to the Company; (v) the condition that the sales occur outside Chile; and (vi) the entering into a satisfactory sales contract between such Shareholder and the Company, including the normal commercial payment terms. Such right may be exercised by an Affiliate of a Shareholder.


                                   ARTICLE 14
                                   ----------
                          INSOLVENCY OF A SHAREHOLDER
                          ---------------------------

              Section 14.1  Deemed Offer to Sell Interests.  If any of the
                            ------------------------------
following shall occur, the Shareholder committing or subject to such act shall promptly notify the other Shareholder in writing, and shall be deemed to have offered to sell its Ownership Interest to the other Shareholder or its designee on the terms and conditions hereinafter specified:

      A. A receiver, liquidator, assignee, custodian, trustee, sequester or similar official for a substantial part of a Shareholder's assets is appointed and such appointment is neither made ineffective nor discharged within 60 days after the making thereof, or such appointment is consented to, requested by, or acquiesced in by the Shareholder; or

      B. The Shareholder commences a voluntary case under any applicable bankruptcy, insolvency, or similar law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, or other similar official of any substantial part of its assets; or makes a general assignment for the benefit of creditors; or fails generally to pay its debts as such debts become due; or takes corporate or other action in furtherance of any of the foregoing; or

      C. Entry is made against a Shareholder of a judgment, decree or order for relief affecting a substantial part of its assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency, or other similar law of any jurisdiction now or hereafter in effect.

      The price to be paid by the remaining Shareholder or its designee shall be (i) an amount equal to the best bona fide offer received by the withdrawing Shareholder within sixty (60) days after the occurrence of the event giving rise to the deemed offer to sell, or (ii) if no such offer has been received, then an amount equal to sixty-seven percent (67%) (which the Shareholders agree adequately takes into account the risks of continuing operations and commodity price fluctuations) of the other Shareholder's Ownership Interest divided by 100 and then multiplied by the net present value of the Assets (using a discount rate of 8%), using as the net present value of the Assets the average of the fair market value stated in three appraisals obtained by the remaining Shareholder from independent qualified appraisers of recognized standing competent in the appraisal of mining properties assuming a gold price equal to the average London PM fix during the six months preceding the event giving rise to the deemed offer of sale.

      If the remaining Shareholder desires to exercise the purchase right granted to it pursuant to this Section 14.1, it shall so notify the other Shareholder within thirty (30) days after the receipt of written notification from the other Shareholder of the occurrence of the event which gave rise to the deemed offer of sale.

      Section 14.2  Non-Compete Covenants.  A Shareholder that ceases
                    ---------------------
to hold an Ownership Interest as a result of the operation of the provisions of Articles 2, 4, 10, 11 or 14 of this Agreement, or an Affiliate thereof, shall not directly or indirectly acquire any interest in property or water within the area encompassed by the Refugio Project Properties for one (1) year after the effective date of withdrawal. Nothing in this Section 14.2 shall be deemed to prevent the Series A Shareholder from exercising any rights it holds pursuant to the 1992 Purchase Agreement or acquires pursuant to this Agreement. If a former Shareholder, or an Affiliate of a former Shareholder, breaches this Section 14.2, such former Shareholder or Affiliate shall be obligated to offer to convey to the other Shareholder, without cost, any such property or water interest so acquired. Such offer shall be made in writing and can be accepted by the other Shareholder at any time within 60 days after it is received.


                                   ARTICLE 15
                                   ----------
                                    LAND USE
                                    --------

      Section 15.1  Buffer Zone Property.  The 1992 Purchase Agreement
                    --------------------
contains the following provisions:

      A. Upon termination of the Refugio project, San Damian will have the right to acquire, for a nominal price, the Buffer Zone Property except that area which contains a geologically contiguous extension of mineralization originating within the mining claims included in the Refugio Property;

      B. The Company shall have the right to exploit mineralization within the Buffer Zone Property which is a geologically contiguous extension of the mineralization originating within the mining claims included in the Refugio Property; otherwise, may not exploit mineralization contained within the Buffer Zone Property;

      C. San Damian will have no right to exploit mineralization within the Buffer Zone Property;

      D. The Company will have the use of the surface land of the Buffer Zone Property without restriction if the Company removes ore in its use of the Buffer Zone Property, it must stockpile the ore so removed for the benefit of San Damian.

      Section 15.2  Outside Property.  San Damian will hold its interest
                    ----------------
in the Outside Property subject only to the conditions that:

      A. If the Company reasonably requests a mining easement or surface and subsurface rights on a part of the Outside Property on which to locate facilities to carry out Operations, San Damian shall transfer the same to the Company provided that:

         (1)   With respect to facilities not shown in the Project
Feasibility Study, the Company first undertakes, where appropriate and at its cost, condemnation drilling on the portion of the Outside Property to be covered by such facilities. Such condemnation drilling shall be conducted to determine if economic ore resources are contained within the area of the planned facilities. The scope of the condemnation drilling shall be one hole per two hectares (with a minimum of one hole per planned facility) to a depth of at least 100 meters. If economic ore is discovered or if the planned facility would adversely affect San Damian's ability to exploit previously discovered ore in the immediate vicinity, the Company will use reasonable efforts to relocate the planned facilities. Condemnation drilling will not be required or considered appropriate for roads, pipelines, powerlines, temporary storage areas, tunnels, temporary uses, ditches, conveyor ways, or for other like facilities, or for facilities shown on the Project Feasibility Study.

         (2) With respect to facilities contemplated by the Project Feasibility Study, the Company shall be deemed thereby to have requested a transfer of the properties relating to such facilities, which properties shall be conveyed to the Company promptly after the Closing of the transactions contemplated by the 1992 Purchase Agreement.

      Subject to condemnation drilling and other on-site considerations, the current best estimate of the location of the permanent mancamp for the Verde mining operations is an area of 6 to 12 hectares, more or less, located within a radius of 600 meters from the following coordinates:

      N 6,953,300 m
      E   478,350 m

The actual final location of the Verde mancamp will be determined by the Company during detailed engineering.

      San Damian will grant to the Company a mining easement or right of way encompassing the surface and undersurface of the estimated area and location of the mancamp, such easement or right of way to be amended, if necessary, when the actual location and area of the mancamp has been determined by the Company and condemnation drilling (not to exceed three holes at a maximum total cost of U.S. $30,000) has been completed.

      B. If San Damian wishes to exploit mineralization within the Outside Property and that mineralization is lying under or within surface or subsurface rights within which the Company has constructed or has plans to construct roads, pipelines, powerlines or other facilities for the Refugio
Project, or if CMM has constructed or has plans to construct roads, pipelines, powerlines or other facilities for the Refugio Project that adversely affect Newco's ability to exploit ore in the immediate vicinity of such facilities, San Damian may, when the same will reasonably be needed by San Damian, request that the Company transfer to San Damian the required portion of the surface and subsurface rights of the Outside Property and, provided San Damian bears all costs to the Company of relocating the roads, pipelines, powerlines or other facilities located on that portion of the Outside Property, which costs are to include any additional operating costs or lost production costs to the Company as a result of such relocation, the Company shall transfer to San
Damian the surface and undersurface rights so requested by San Damian, unless by so doing the Company is unable to continue operations or production at the anticipated levels then in existence or as contemplated by the Project Feasibility Study and San Damian is unable to compensate therefor, such transfer to be made within a reasonable time when San Damian will actually need such areas.

      Section 15.3  Water Rights.  Bema Chile has agreed to grant to the
                    ------------
Company in the Agreement an option to acquire all of Bema Chile's interest in and to the Water Rights. At San Damian's request, the Company will make available to San Damian such portion of the water supply from the Water Rights which is in excess of the present and reasonably anticipated future needs of the Company, at San Damian's cost and for such time as such supplies are in excess of the Company's needs, for use by San Damian in exploiting its property and interests in the Outside Property, subject to the consents of third parties and to compliance with law.

      San Damian will be obligated, on request by the Company and at the Company's cost, to apply for any additional rights within the Outside Property that may become necessary for Operations.

      Section 15.4  Conflicts in Use of Lands.  All parties will use
                    -------------------------
reasonable efforts to reduce potential conflicts in uses with respect to the Refugio Property, Buffer Zone Property and the Outside Property.

      It is agreed by the parties that in the event of any arbitration of the matters herein, the arbitrator will be governed by the principle of the best interests of the exploitation of the Refugio Property, as the paramount interest in the event of incompatibility between exploitation by San Damian and the Company or in the allocation of rights hereunder.

      It is understood that none of AGI, AGRI, Bema, CMR, San Damian or any of their Affiliates will, other than as set out herein, acquire, claim or attempt to claim any interests in real or personal property within the Refugio Property or contrary to the interests of the Company in the Buffer Zone Property. Any interest so acquired shall, upon demand by the Company, be immediately conveyed to the Company without charge.

      Bema Chile agrees to cause San Damian to comply with its obligations herein to the extent it is able to do so.

      Section 15.5  Preemptive Right With Respect to Sales of Property.
                    --------------------------------------------------
If the Board desires to sell, in one or a series of related transactions, one or more mining claims or water rights for price less than U.S. $2 million, the Shareholders shall each have a preemptive right to purchase such mining claims or water rights as provided in this Section 15.5.

      A. The Board shall notify the Shareholders of its intention make any such sale. The notice shall state the price and all other pertinent terms and conditions of the intended transaction, and shall be accompanied by a copy of the offer or contract. If any portion of the consideration to be received is in the form of an undertaking to act or refrain from acting or in some other nonmonetary form, the notice shall describe such consideration and its monetary value, based on the fair market value of any such nonmonetary consideration. The Series A Shareholder, provided it is not in default under any material provision of the Bylaws, this Agreement or the Project Financing Documents, shall have fifteen (15) days from the date such notice is delivered to notify the Board whether it elects to acquire the offered interest at the same price and on the same terms and conditions as set forth in the notice
(or their monetary equivalent). If it does so elect, the transaction shall be consummated promptly after notice of such election is delivered to the Board.

      B. If the Series A Shareholder fails to elect to exercise its preemptive purchase right within the period provided for in Section 15.5A, the Series B Shareholder, provided it is not in default under any material provision of the Bylaws, this Agreement or the Project Financing Documents, shall have fifteen (15) days from the last day of the fifteen (15) day period described in Section 15.5A to notify the Board whether it elects to acquire the offered interest at the same price and on the same terms and conditions as set forth in the notice (or their monetary equivalent). If it does so elect, the transaction shall be consummated promptly after notice of such election is delivered to the Board.

      C.   If both the Series A Shareholder and the Series B
Shareholder fail to elect to exercise their preemptive purchase rights within the periods provided for in Section 15.5, the Company shall have 180 days following the expiration of the later of such periods to consummate the sale to a third party at a price and on terms no less favorable than those in the notice required by Section 15.5A.

      D. If the Company fails to consummate the sale to a third party within the period set forth in Section 15.5C, the preemptive right of the Shareholders in such offered interest shall be deemed to be revived. Any subsequent proposal to sell such interest shall be conducted in accordance with the procedures set forth in this Section 15.5.

      Section 15.6  Surrender or Abandonment of Property.  The Board
                    ------------------------------------
may authorize the surrender or abandonment of part or all of the Refugio Project Properties. If the Board authorizes any such surrender or abandonment it shall, on and subject to the terms herein provided, offer to assign such property first to the Series A Shareholder, and if such offer is not accepted, second to the Series B Shareholder, and if such offer is not accepted, third to any other entity which has an express contractual right to receive such offer pursuant to an agreement executed by or enter with the consent of the Series A and the Series B

Shareholders. A party which receives an offer of assignment of property pursuant to this Section 15.6 may accept such offer only by notifying the Board of its acceptance within 10 days after receipt of the offer of assignment. Failure to notify the Board of acceptance of the offer of assignment within such 10 day period shall conclusively be deemed to be an irrevocable rejection of such offer and a waiver of any rights pursuant to this Section 15.6 with respect to the property subject to the offer. If a party (an "Accepting Assignee") timely accepts an offer of assignment made pursuant to this Section 15.6: (i) the Company shall assign to the Accepting Assignee, by quitclaim deed or its equivalent, all of the Company's interest in the property to be abandoned or surrendered, (ii) the abandoned or surrendered property shall cease to be part of the Refugio Project Properties, and (iii) neither the Company nor the other Shareholder shall have any liability or responsibility thereafter relating to such abandoned or surrendered property and the Accepting Assignee shall indemnify the Company and the other Shareholder from and against any claim, cost, liability or damage arising after the date of transfer to the Accepting Assignee from or in connection with the abandoned or surrendered property (including any such matter based on a condition of the property at the time of transfer).


                                   ARTICLE 16
                                   ----------
                              TRANSFER OF INTEREST
                              --------------------

              Section 16.1  General.  A Shareholder shall have the right to
                            -------
Transfer to a third party all of any part of its Shares or its Ownership Interest or any interest therein, only as provided in this Article 16.

      Section 16.2  Limitations on Free Transferability.  A Shareholder
                    -----------------------------------
may Transfer its Ownership Interest, or any interest in the Company or in the Assets only by a Transfer of Shares. Any Transfer of Shares shall be subject to the following terms and conditions:

      A. No Transfer shall be effective until after the earlier of Completion of Construction or eighteen months after the date of this Agreement; provided, however, that this Subsection 16.2A shall not prohibit a Transfer (subject to the provisions of Sections 16.3 and 16.4 of this Agreement) during such period:
         (1)  to an Affiliate of a Shareholder;

         (2) arising from a public distribution of ownership interest in a Shareholder or an Affiliate of a Shareholder;

         (3)  to a Qualified Transferee; or

         (4) to create a mortgage, lien, encumbrance or security interest in connection with Project Financing or securing funds for the Equity/Junior Subordinated Debt component of the Financing Plan or in connection with other general corporate borrowings, so long as the security granted for such borrowings does not hinder or prevent the arrangement of the Project Financing or interfere with the implementation of the Financing Plan.

      B. If the Transfer is not to an Affiliate, the transferring Shareholder must provide the transferee with a complete copy of this Agreement and of the Bylaws before the Transfer becomes effective;

      C. No transferee shall have the rights of a Shareholder unless and until the transferring Shareholder has provided to the other Shareholder notice of the Transfer, and the transferee, as of the effective date of the Transfer, has committed in writing to be bound by the Bylaws and this Agreement to the same extent as the transferring Shareholder;

      D. The transferring Shareholder and the transferee shall bear all tax consequences of the Transfer;

      E. If the Transfer involves the grant of a security interest by mortgage, deed of trust, pledge, lien or other encumbrance of any interest in the Shares to secure a loan or other indebtedness of a Shareholder in a bona fide transaction, such security interest shall be subordinate to the terms of the Project Financing, any senior debt, any Project Construction Loan, any Construction Credit Facility Loan, any Construction Overrun Loan, the Bylaws and this Agreement, including the rights and interests of the other Shareholder hereunder. Upon any foreclosure or other enforcement of rights in the security interest the acquiring third party shall be deemed to have assumed the position of the encumbering Shareholder with respect to the Bylaws, this Agreement and the other Shareholder, and it shall comply with and be bound by the terms and conditions of the Bylaws and this Agreement;

      F. If Transfer is made of less than all of the Shares of a Shareholder, the transferring Shareholder, and its transferee shall act and be treated as one Shareholder; provided that the provisions of this Section 16.2F shall not apply to a transfer of Shares made pursuant to Sections 2.5, 4.5 or
10.3 of this Agreement.

      Section 16.3  Preemptive Right.  Except as otherwise provided in
                    ----------------
Section 16.4 of this Agreement, if a Shareholder desires to Transfer all or any part of its Shares or any interest therein, the other Shareholder shall have a preemptive right to acquire such Shares or the interest therein to be transferred as provided in this Section 16.3.

      A. A Shareholder intending to Transfer all or any part of its Shares shall promptly notify the other Shareholder of its intentions. The notice shall state the price and all other pertinent terms and conditions of the intended transaction, and shall be accompanied by a copy of the offer or contract. If any portion of the consideration to be received is in the form of an undertaking to act or refrain from acting or in some other nonmonetary form, the notice shall describe such consideration and its monetary value, based on the fair market value of any such nonmonetary consideration. The other Shareholder shall have sixty (60) days from the date such notice is delivered to notify the transferring Shareholder whether it elects to acquire the offered interest at the same price and on the same terms and conditions as set forth in the notice (or their monetary equivalent). If it does so elect, the transaction shall be consummated promptly after notice of such election is delivered to the transferring Shareholder.

      B. If the other Shareholder fails to elect to exercise its preemptive right within the period provided for in Section 16.3A, the transferring Shareholder shall have 180 days following the expiration of such period to consummate the Transfer to a third party at a price and on terms no less favorable than those offered by the transferring Shareholder to the other Shareholder in the notice required by Section 16.3A.

      C. If the transferring Shareholder fails to consummate the Transfer to a third party within the period set forth in Section 16.3B, the preemptive right of the other Shareholder in such offered interest shall be deemed to be revived. Any subsequent proposal to Transfer such interest shall be conducted in accordance with the procedures set forth in this Section 16.3.

      Section 16.4  Exceptions to Preemptive Right.  Section 16.3 shall
                    ------------------------------
not apply to the following, provided that the transferring Shareholder is not in default under any material provision of the Bylaws, this Agreement or the Project Financing Documents, and that neither such Shareholder nor its transferee shall be in such default immediately after the Transfer:

      A. A Transfer by a Shareholder of all or any part of its interest in its Shares to an Affiliate, provided the transferring Shareholder is not released from its obligations;

      B. An incorporation, merger, consolidation, amalgamation, corporate reorganization, or liquidation of a Shareholder, provided that the surviving entity shall own, immediately after such Transfer, substantially all of the assets and obligations of that Shareholder, provided further that any such Transfer will not result in a change in control of the transferring Shareholder;

      C. The grant by a Shareholder of a security interest in its Shares by mortgage, deed of trust, pledge, lien or other encumbrance;

      D. A sale or other commitment or disposition of Products or proceeds from sale of Products by a Shareholder upon distribution to it;

      E. Transfer of any indirect interest in the Shares which is effected by means of the Transfer of an ownership interest in the Shareholder, including, without limitation, the issuance or Transfer of securities of the Shareholder, provided that, either (1) such Transfer will not result in a change of control of the Shareholder, or (2) if such Transfer results in a change of control of the Shareholder, the Transfer arises from a public distribution of ownership interest in the Shareholder or an Affiliate of the Shareholder; or

      F. Transfer to Qualified Transferee, which is not an Affiliate of the Shareholder, of any indirect interest in the Shares, which Transfer is effected by means of the Transfer of any ownership interest in the Shareholder or any other entity holding a direct or indirect interest in the Shareholder, including without limitation, the issuance or Transfer of securities of the Shareholder or such other entity, whether or not such Transfer would result in a change of control of the Shareholder or of any such other entity.

      Section 16.5  Meanings of Qualified Transferee and Control.  As
                    --------------------------------------------
used in Section 16.4 of this Agreement, "Qualified Transferee" shall mean any entity which: (i) has financial capability and creditworthiness adequate to satisfy its obligations and liabilities under this Agreement and the Bylaws;
(ii) has such technical ability with respect to the development, construction, management and operation of a mineral property as will enable it to satisfy its obligations under this Agreement and the Bylaws; (iii) has no legal impediments to ownership of the Shares, the Assets, or the Ownership Interest or the operation of the Company, is legally constituted, and is, or undertakes to become, duly qualified and in good standing to transact business, in the necessary jurisdictions; (iv) has not been in material litigation or arbitration proceedings as an opposing party with the non-transferring Shareholder for a period of at least seven (7) years prior to the proposed Transfer and; (v) which if the Transfer were completed, would not cause such Transfer to constitute an arrangement which is a violation of applicable law (such as an antitrust law).

      As used in Section 16.4 of this Agreement, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.


                                   ARTICLE 17
                                   ----------
                                    DISPUTES
                                    --------

              Section 17.1  Resolution of Disputes. The Shareholders shall
                            ----------------------
resolve all disputes between them, including deadlocks of the Board or the Technical Management Committee, arising out of or relating to this Agreement or the Bylaws, or the breach of either or both, or the Operations of the Company by one of the three methods specified in this Article 17. It is the intent of the Shareholders that all such disputes shall be subject to resolution by one, but only by one, of the following methods, and the sole applicable method shall be determined as follows: (i) arbitration in the United States for matters identified in Section 17.2, in accordance with the procedures specified in Section 17.5, (ii) arbitration in Chile for matters identified in Section 17.3, in accordance with the procedures specified in Article 35 of the Bylaws and Section 17.6, or (iii) litigation in the United States for matters not subject to arbitration, in accordance with the provisions of Section 17.7.

      AGRI, AGI, Bema and Bema Bermuda hereby expressly waive any right to institute, and expressly covenant not to institute, any litigation, arbitration, mediation, conciliation or other proceeding, other than arbitration and litigation as provided in this Article 17, in any jurisdiction (including, without limitation, in Chile or Canada) with respect to any claim, controversy, dispute or cause of action arising out of or relating to this

Agreement or the Bylaws, or the breach of either or both, or the Operations of the Company. Nothing in this Agreement shall limit the rights of any Shareholder to secure, in any court of competent jurisdiction, the recognition and enforcement of any arbitral decision or award made in an arbitration proceeding conducted pursuant Sections 17.2 or 17.3 of this Agreement.

      The Shareholders acknowledge that the agreements to arbitrate contained in this Section 17 and any award rendered pursuant thereto shall be governed by the 1958 United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

      Section 17.2  Matters Subject to Arbitration in the United States.
                    ---------------------------------------------------
The Shareholders shall submit to final and binding arbitration in the United States, in accordance with the provisions of Sections 17.5 of this Agreement, all disputes, controversies or differences between or among them arising out of or relating to the following, and further agree that judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof:

      A. As provided in Section 6.6 of this Agreement, any matter which requires unanimous approval of the Board pursuant to Section 6.5 of this Agreement, but which does not receive such unanimous approval when presented to the Board.

      B. As provided in Section 6.6 of this Agreement, any matter which requires Affirmative Majority Approval of the Board pursuant to Sections 6.3 or 7.7 of this Agreement, but which does not receive such Affirmative Majority Approval when presented to the Board.

      C. As provided in Section 9.8 of this Agreement, the adoption of a Program and Budget if the Board fails to adopt a Program and Budget by Affirmative Majority Approval, in accordance with the provisions of Section 9.7 of this Agreement.

      D. As provided in Section 9.5 of this Agreement, the determination of the Construction Budget if the Board fails unanimously to adopt a Construction Budget, in accordance with the provisions of Section 9.5 of this Agreement.

      E. As provided in Section 9.2 of this Agreement, a decision concerning the duration of the Initial Program and Budget, if the Board fails to agree concerning its duration; provided, however, that the decision whether to proceed with Development beyond the activities contemplated to be conducted during the Engineering Phase Program and Budget shall be made by the Shareholders as provided in Sections 2.4 and 2.5 and shall not be subject to arbitration.

      F. As provided in Section 9.4 of this Agreement, a decision to proceed with Detailed Engineering before each of the Shareholders has accepted a commitment for Project Financing and is able to fund the Equity/Junior Subordinated Debt component of the Financing Plan; provided, however, that the decision whether to proceed with Development beyond the activities contemplated to be conducted during the Engineering Phase Program and Budget shall be made by the Shareholders as provided in Sections 2.4 and
2.5 and shall not be subject to arbitration.

      G. As provided in Section 8.3 of this Agreement, the failure of the Board to unanimously agree concerning a request to remove and replace the General Manager.

      H. As provided in Section 11.2B of this Agreement, a decision to conduct Operations in addition to those necessary to maintain title to the Refugio Project Properties during the period therein described; provided, however, that the decision whether to proceed with Development beyond the activities contemplated to be conducted during the Engineering Phase Program and Budget shall be made by the Shareholders as provided in Sections 2.4 and
2.5 and shall not be subject to arbitration.

      I. Any alleged failure to follow the procedures specified in, or to obtain the vote of the directors required by, this Agreement with respect to any action by the Board or by the Technical Management Committee; provided, however, that unless a Shareholder institutes arbitration with respect to any such matter as herein provided within thirty (30) days after the alleged failure, such Shareholder shall be deemed to have waived irrevocably any right to object to or challenge such action by the Board or the Technical Management Committee.

              Section 17.3  Matters Subject to Arbitration in Chile.  The
                            ---------------------------------------
Shareholders shall submit to final and binding arbitration in Chile pursuant to
Article 35 of the Bylaws and the provisions of this Article 17, and further agree that judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof any dispute or controversy or claim between the Shareholders arising out of or relating to the 1992 Purchase Agreement.

              Section 17.4  Matters Not Subject to Arbitration.  Unless the
                            ----------------------------------
Shareholders otherwise agree, no dispute between the Shareholders concerning this Agreement or its interpretation, execution, validity, breach, application or termination or relating to the Company shall be subject to arbitration, except as provided in Sections 17.2 and 17.3 of this Agreement. Without limiting the foregoing, the following matters shall not be subject to arbitration:

      A. The decision of the Series B Shareholder concerning the appointment of a General Manager, made pursuant to Section 8.1 of this Agreement;

      B. Any decision of the Board made pursuant to the authority of the Chairman to break deadlocks of the Board as provided in Section 6.2 of this Agreement;

      C. Any alleged liability arising from the vote by the Chairman of the Board made to break a deadlock, as provided in Section 6.2;

      D. Any alleged liability arising from any decision of the Chairman of the Technical Management Committee to break a deadlock, as provided in Section 7.7; or

      Section 17.5  Special Procedures for Arbitration in the United
                    ------------------------------------------------
States.  In any arbitration of a matter submitted to arbitration pursuant to
- ------
Section 17.2 of this Agreement the following shall apply:

      A. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then in effect, as varied and supplemented by the provisions of this Article
17. The Supplementary Procedures for International Commercial Arbitration of the AAA shall not be used. The Shareholders waive any right to require that the arbitrator be a national of a country other than Canada or the United States. If there is a conflict between the terms and conditions, either express or fairly implied, of this Agreement and the Commercial Arbitration Rules, the terms and conditions of this Agreement shall apply.

      B. The arbitration shall be heard and determined by one impartial arbitrator, chosen by the AAA from a list of potential arbitrators to the Shareholders. The arbitrator shall be knowledgeable concerning the mining industry and qualified by education, training and/or experience in the subject matter of the issue to be arbitrated. The arbitrator shall take an oath of impartiality prior to the commencement of the hearing.

      C. The arbitration shall be in English, and all documents filed with or submitted to the arbitrator, except any documents which were originally prepared in Spanish and which are tendered as exhibits, shall be in English. The arbitrator's award shall be in English.

      D. The arbitration proceedings shall be conducted in Denver, Colorado, in accordance with the Expedited Procedures of the Commercial Arbitration Rules, except that:

         (1) The list of potential arbitrators submitted to the Shareholders need not be limited to individuals on the National Panel of Commercial Arbitrators.

         (2) The time for various procedures in the arbitration shall be as follows:

            (a) Appointment of arbitrator - lists of potential arbitrators shall be returned to the AAA by the Shareholders within 10 days after mailing of the lists.

            (b) Objection to the appointment of an arbitrator - within two days after receipt of notice of appointment.

            (c) Hearing - within 30 days after the appointment of the arbitrator, to be completed on consecutive days within 10 days after its commencement.

            (d) Award - within 10 days after the close of the hearing.

      E. There shall be no discovery as part of or in connection with any arbitration conducted in the United States and the Shareholders hereby irrevocably waive all rights to conduct discovery.


              F. Either Shareholder may demand arbitration by delivering a demand for arbitration to the other Shareholder and to the AAA containing a complete and concise statement of the issues to be arbitrated. The copy of the demand filed with the AAA shall be accompanied by the appropriate filing fee. A Shareholder receiving a demand for arbitration may, within 10 days after its receipt, deliver to the other Shareholder and to the AAA a complete and concise statement of any additional issues to be arbitrated.

         (1) If the issue submitted to arbitration is the adoption of a Program and Budget pursuant to Section 9.5 of this Agreement, the demand shall specify the Program and Budget which the Shareholder wishes adopted for the ensuing Budget Period and the other Shareholder shall, within 10 days after receipt of such a demand, notify the Shareholder initiating the arbitration and the AAA of the Program and Budget it wishes to have adopted for the ensuing Budget Period.

         (2) If the issue submitted to arbitration is the adoption of the Construction Phase Budget pursuant to Section 9.8 of this Agreement or involves a Material Change to the Project Feasibility Study as provided in Sections 6.3 and 6.4 of this Agreement, the ruling sought by the Series A Shareholder in such proceeding must be consistent with the Project Feasibility Study.

         (3) If the issue submitted to arbitration involves a Change Order to the Construction Phase Program and Budget pursuant to Section 7.7, the ruling sought by the Series A Shareholder in such proceeding must be consistent with the Construction Phase Program and Budget.

      G. Not later than five days before the hearing, each of the Shareholders shall submit to the other and to the arbitrator a proposed specific ruling on each of the issues to be arbitrated, which shall be consistent with the provisions of Section 17.5F.

      H. For each issue subject to arbitration, the arbitrator shall be limited to selecting, as the only remedy or relief that may be awarded, the ruling proposed in accordance with subsection 17.5G of this Agreement by one or the other of the Shareholders. The arbitrator shall not effect a compromise or award any relief or remedy, and shall have no authority to award any type or form of damages. Notwithstanding the foregoing, the arbitrator shall be authorized to impose sanctions for abuse or frustration of the arbitration process.

      I. The arbitrator shall award, as to each issue subject to arbitration, to the Shareholder whose proposed ruling is selected by the arbitrator all of its pre-award costs of arbitration with respect to such issue, including the arbitrator's fee, administrative and other fees paid to the AAA, witness fees, experts fees, travel expenses, and its attorneys' fees.

      J. In determining which of the Shareholders' proposed rulings to adopt, the arbitrator shall determine which proposed ruling would better contribute to the reasonable, prudent and efficient development and operation of the project to be conducted with respect to the Refugio Project Properties. The financial condition of the Shareholders shall not be deemed relevant or considered in the arbitrator's determination. in addition, with respect to the items identified below the arbitrator shall also apply the specified standard.

      K. If, pursuant to Section 8.3 of this Agreement, the issue submitted to arbitration is whether the General Manager should be removed and replaced, the arbitrator shall determine the General Manager should be removed and replaced only if the arbitrator determines that the General Manager is not performing his or her duties substantially in accordance with the standards reasonably expected of a general manager of a Chilean contractual mining company of similar size and type of properties.

      L. The Shareholders hereby agree that the document attached to this Agreement as Exhibit B is an complete and accurate English language translation of the Bylaws, and that such document shall be binding on the Shareholders and on the arbitrator in any arbitration proceedings as the text of the Bylaws.

      M. If, as provided in Section 6.6, the Series B Shareholder causes the Technical Management Committee to proceed with the proposed change prior to the arbitrator's ruling, the following additional provisions will apply to any arbitration instituted with respect to such action:

          (1) If the arbitrator selects the ruling tendered by the Series A Shareholder rather than the ruling tendered by the Series B Shareholder, the Series B Shareholder shall pay 100% of all costs in excess of the Construction Budget incurred as a result of such change; but

         (2) If the arbitrator selects the ruling tendered by the Series B Shareholder rather than the ruling tendered by the Series A Shareholder, the Series A Shareholder shall pay its proportionate share of all costs in excess of the Construction Budget incurred as a result of such change, and, in addition an amount equal to 25% of such excess costs shall be paid as a special dividend to the Series B Shareholder before any payment of interest or principal on junior subordinated debt is made or other dividend is paid to the Series A Shareholder.

      Section 17.6  Special Provisions For Arbitration in Chile.
                    -------------------------------------------

      A. The arbitrator's decision shall be consistent with any final judgment of a foreign court of competent jurisdiction which is binding upon the Shareholders, whether or not any such judgment has been recognized or given effect by a court in Chile.

      B. The Shareholders hereby agree that the document attached to this Agreement as Exhibit B is an complete and accurate English language translation of the

Bylaws, and that such document shall be binding on the Shareholders and on the arbitrator in any arbitration proceedings as the text of the Bylaws.


      Section 17.7  Disputes Subject to Litigation.   Each of the Shareholders
                    ------------------------------
hereby agrees that if either it or any of its Affiliates commences any litigation against the other Shareholder or its Affiliates arising under or relating to the Company, or this Agreement or the Bylaws, or the breach of either or both:

      A. Under all circumstances, any litigation shall be instituted only in a court of competent jurisdiction, whether state or federal, located within the City of Denver, Colorado;

      B. If any such litigation is commenced, each Shareholder and its Affiliates irrevocably consents and submits to personal jurisdiction of any such court and to the service of process upon them in accordance with the rules or statutes governing service of process; provided that nothing in this
Section 17.7 shall be deemed to prevent either party from seeking to remove any action to federal court in Denver, Colorado; and

      C. Each Shareholder and its Affiliates waive to the full extent permitted by law (i) the right to trial by jury, (ii) any objection that it may now or hereafter have to venue in any such litigation in a court of competent jurisdiction, whether state or federal, in Denver, Colorado, and (iii) any claim that any such litigation has been brought in an inconvenient forum.

      D. Each Shareholder and its Affiliates waive to the full extent permitted by law any claim to consequential, exemplary or punitive damages in any dispute between them, including deadlocks of the Board or the Technical Management Committee, arising out of or relating to this Agreement or the Bylaws, or the breach of either or both, or the Operations of the Company.

      E. Each Shareholder, its Affiliates, AGI and Bema each waive to the full extent permitted by law any claim to any type of damages or to any other form of remedy or relief except specific performance in connection with any claim, cause of action, controversy or dispute arising out of any alleged breach of the provisions of Section 2.4 of this Agreement by any party bound thereby.

      F. Each Shareholder, AGI and Bema shall maintain a duly appointed agent in Colorado for the service of process or other legal summons, and if it fails to maintain such an agent, any such process or summons may be served upon it by mailing a copy thereof by registered mail.

                                  ARTICLE 18
                                  ----------
                                CONFIDENTIALITY
                                ---------------

      Section 18.1  General.  All information obtained in connection with the
                    -------
conduct of Operations which is designated as confidential by the Technical Management Committee, the financial terms and conditions of this Agreement and all material technical, geologic, financial, and corporate strategy or planning information relating to the Refugio Project Properties, shall be exclusive property of the Shareholders and, except as provided in Section 18.2 of this Agreement, shall not be disclosed to any third party or the public without the prior written consent of the other Shareholder, which consent shall not be unreasonably withheld.

      Section 18.2  Exceptions.  The consent required by Section 18.1
                    ----------
shall not apply to a disclosure:

      A. If such information as is necessarily disclosed by Operations or is necessary to disclose to implement an Adopted Program and Budget;

      B. Of such information as is reasonably necessary to disclose to an Affiliate, consultant, contractor, advisor, or representative, that has a bona fide need to be informed;

      C. To a third party to whom the disclosing Shareholder contemplates a Transfer of all or any part of its Shares;

      D. To CMR or another third party pursuant to an agreement with the Company which has been approved by the Board or the Technical Management Committee;

      E. To a governmental agency or to the public which disclosure the disclosing Shareholder believes in good faith is required by pertinent law or regulation or the rules of any stock exchange on which its stock is traded;

      F. Of any information which at the time of disclosure is in the public domain, except as a result of a breach of this Agreement;

      G. To a bank, insurance company or other financial institution and to its advisors in connection with negotiations concerning Project Financing or other financing arranged by a Shareholder for its own corporate purposes, subject to reasonable requirements concerning use and confidentiality; or

      H. By a Shareholder of information which it owns or controls independently of the Company, but which was furnished to the Company by that Shareholder for use by the Company.

      In any case to which this Section 18.2 is applicable, the disclosing Shareholder shall give notice to the other Shareholder concurrently with the making of such disclosure.

As to any disclosure pursuant to Sections 18.2B, 18.2C or 18.2G, such third party shall first agree in writing to protect the confidential information from further disclosure to the same extent as the Shareholders are obligated under this Article 14.

      Section 18.3  Duration of Confidentiality.  The provisions of this
                    ---------------------------
Article 18 shall apply during the term of this Agreement, and shall continue to apply to an Shareholder who has been deemed to have sold its Ownership
Interest in accordance with Sections 4.6 or 10.3B of this Agreement or who Transfers all of its Shares, for one (1) year following the date of such occurrence.


                                   ARTICLE 19
                                   ----------
                               GENERAL PROVISIONS
                               ------------------

              Section 19.1  Notices.  All notices, payments, and other required
                            -------
communications ("Notices") to the Shareholders shall be in writing, and shall be addressed respectively as follows:

   If to AGRI:
                    Amax Gold Refugio, Inc.
                    Attention:  President
                    350 Indiana Street
                    Golden, CO  80401
                    U.S.A.

   with a copy to:
                    Amax Gold Refugio, Inc.
                    Attention:  President
                    350 Indiana Street
                    Golden, CO  80401
                    U.S.A.


   If to Bema Bermuda:

                    Bema Gold (Bermuda) Ltd.
                    Attention:  Chairman of the Board
                    Box 48, 1400 Burrard Street
                    Vancouver, BC  V6C 3A8
                    CANADA
   with a copy to:
                    Bema Gold (Bermuda) Ltd.
                    Attention:  Vice President, Administration
                    Box 48, 1400 Burrard Street
                    Vancouver, BC  V6C 3A8
                    CANADA

   with a copy to:
                    R. Stuart Angus
                    Smith, Lyons, Torrance, Stevenson & Mayer
                    World Trade Centre
                    550 - 999 Canada Place
                    Vancouver, BC  V6C 3C8
                    CANADA

All Notices shall be given (i) by personal delivery to the party by leaving a copy at the place specified for notice with a receptionist, or an apparently responsible individual, or (ii) by electronic facsimile communication, with a confirmation sent by registered or certified mail return receipt requested, or
(iii) by registered or certified mail return receipt requested. All Notices shall be effective and shall be deemed delivered (i) if by personal delivery on the date of delivery, if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery, (ii) if by electronic communication on the next business day following receipt of the electronic communication, and (iii) if solely by mail on the next business day after actual receipt. A Notice shall be effective if delivered, as above provided, to the first individual specified in this Section 19.1 as the recipient of Notice for each of the Shareholders, provided that a Shareholder shall use reasonable efforts to deliver all Notices to each copy recipient specified in this Section 19.1. A party may change its address for Notice by Notice to the other party.

      Section 19.2  No Waiver.  The failure of a Shareholder to insist on
                    ---------
the strict performance of any provision of this Agreement or to exercise any right, power, or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Shareholder's right thereafter to enforce any provision or exercise any right.

      Section 19.3  Modification.  No modification of this Agreement shall
                    ------------
be valid unless made in writing and duly executed by the party against which the modification is asserted.

      Section 19.4  No Force Majeure.  The obligations to make when due
                    ----------------
contributions pursuant to Section 12.2 of this Agreement, payments due with respect to a Default Loan, a Project Construction Loan, a Construction Credit Facility Loan, a Construction Overrun Loan, an Initial Program Loan or payments otherwise due hereunder, shall not be suspended by any force majeure or by the financial distress or failure of a Shareholder.

      Section 19.5  Governing Law.  Because of the multinational
                    -------------
character of the ownership of the Shares and of the Operations to be conducted by the Company, AGRI and Bema Bermuda desire to establish with certainty that this Agreement will be governed by and construed in accordance with the law of a center for mining and international mining activities which is acceptable to them. This Agreement shall be governed by and interpreted in accordance with the laws of Colorado, the place at which the majority of negotiations concerning this Agreement occurred, except for its laws relating to choice of laws. AGRI and Bema Bermuda acknowledge that their rights and obligations with respect to the Company, an entity formed under the Mining code of Chile, can be established by contract, as set forth in this Agreement, and intend that the law of Colorado concerning contracts, rather than the law of Colorado applicable to a Colorado corporation, partnership or joint venture, will be applicable to any dispute or controversy arising under or in connection with this Agreement.

      Section 19.6  Further Assurances.  Each of the Shareholders
                    ------------------
agrees to take, and to cause the directors of the Company elected by it and the members of the Technical Management Committee appointed by those directors to take, from time to time, such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

      Section 19.7  Term of Agreement.  This Agreement shall have a
                    -----------------
term equal in duration to the term of the Company, and all extensions and renewals thereof.

      Section 19.8  Captions and Gender of Terms.  The captions and
                    ----------------------------
headings of this Agreement are for convenience only and do not affect, limit or amplify the provisions hereof. Words of one gender shall include the other gender.

       Section 19.9  Severability.   If any provision of this Agreement
                     ------------
or of the Bylaws is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement and the Bylaws shall be construed and enforced as if such illegal, invalid or unenforceable provision formed no part of this Agreement or the Bylaws; and the remainder of this Agreement or the Bylaws shall remain in full force and effect and shall not be affected by such provision or by its severance from this Agreement or the Bylaws, as the case may be. In lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of this Agreement or the Bylaws from which such provision was severed a provision as similar in terms and economic effect to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

      Section 19.10  Binding Effect.  This Agreement shall be binding
                     --------------
upon and inure to the benefit of the Shareholders hereto and their respective successors and assigns.

      Section 19.11  Execution in Counterparts.  This Agreement may be
                     -------------------------
executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

      Section 19.12  English Language Version Controlling. Because
                     ------------------------------------
English is the language of the fora selected by the Shareholders arbitration and litigation in Sections 17.2 and 17.7 of this Agreement and the law of Colorado is to govern such proceedings, the English language version of this Agreement shall control the rights and obligations of the Shareholders hereunder, and as such it shall be binding as the text of the Shareholders Agreement on all such parties and on the arbitrator, the finder of fact and the court, as the case may be, in any litigation conducted pursuant to Section
17.7 or any arbitration proceedings conducted pursuant to Section 17.2.

      IN WITNESS WHEREOF, AGRI and Bema Bermuda have executed this Shareholders Agreement as of its specified effective date.

                                         AMAX GOLD REFUGIO, INC.

ATTEST:                                  [SIGNATURE UNREADABLE]
                                         -----------------------------------
                                         Vice President
[SIGNATURE UNREADABLE]
___________________________
Asst Secretary

                                         BEMA GOLD (BERMUDA) LTD.

ATTEST:                                  [SIGNATURE UNREADABLE]
                                         ------------------------------------
                                         President [TITLE UNREADABLE]
[SIGNATURE UNREADABLE]
___________________________
__________ Secretary

                      LIMITED UNDERTAKINGS BY AGI AND BEMA
                      ------------------------------------

              AGI and Bema hereby agree to be bound by provisions of Section
2.4 and Article 17 of this Agreement, and have executed this Agreement as of its effective date solely to evidence such undertakings. In addition, AGI will cause AGRI to fund any Construction Overrun Loan AGRI is obligated to make pursuant to Section 11.3 of the Shareholders Agreement.


                                                AMAX GOLD INC.
                                                [SIGNATURE UNREADABLE]
                                                ------------------------------
                                                Vice President
ATTEST:

[SIGNATURE UNREADABLE]
___________________________
Asst Secretary

                                                BEMA GOLD LTD.
                                                [SIGNATURE UNREADABLE]
ATTEST:                                         ------------------------------
                                                _______ President Chairman CEO
[SIGNATURE UNREADABLE]
___________________________
__________ Secretary